===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         MIRAGE RESORTS, INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          MIRAGE RESORTS, INCORPORATED

                                   Notice of
                         Annual Meeting of Stockholders

                                Proxy Statement

                        1999 Annual Financial Statements
                                      and
                              Review of Operations

                         MIRAGE RESORTS, INCORPORATED

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held on March 23, 2000

                               ----------------

To Our Stockholders:

  The Annual Meeting of Stockholders of Mirage Resorts, Incorporated will be held at Bellagio, 3600 Las Vegas Boulevard South, Las Vegas, Nevada on Thursday, March 23, 2000, at 1:00 P.M. At the Annual Meeting, we will discuss and vote on the following items of business:

  ---------------------------------------------------------------------
  1. The election of three directors for a term of three years;

  2. The ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for 2000; and

  3. Such other matters as may properly come before the Annual Meeting.
  ---------------------------------------------------------------------

  The Board of Directors has fixed February 16, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment.

  Whether or not you expect to attend the Annual Meeting in person, please date and sign the accompanying Proxy card and return it promptly in the envelope enclosed for that purpose. Alternatively, you may vote via toll-free telephone call or the Internet by following the instructions on the back of the Proxy card.

  We look forward to seeing you at the Annual Meeting. On behalf of the management and directors of Mirage Resorts, I want to thank you for your continued support and confidence in 2000.

                                          KENNETH R. WYNN
                                             Secretary

Las Vegas, Nevada
February 16, 2000

                         MIRAGE RESORTS, INCORPORATED
                        3600 Las Vegas Boulevard South
                            Las Vegas, Nevada 89109

                               February 16, 2000

                               ----------------

                                PROXY STATEMENT

  The Board of Directors of Mirage Resorts, Incorporated is soliciting the accompanying Proxy for use only at the Company's Annual Meeting of Stockholders to be held on March 23, 2000, and at any adjournment of the Annual Meeting. Unless you have previously revoked the Proxy or indicated otherwise on the Proxy, the shares represented by the Proxy will be voted at the Annual Meeting for the nominees for election as directors named below, for ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for 2000 and, with discretion, on all other matters that may properly come before the Annual Meeting. You may revoke the Proxy at any time prior to the voting of shares by voting in person at the Annual Meeting or by delivering to the Secretary of the Company a signed Proxy with a later date or a written notice revoking the Proxy. The Company will pay all costs of soliciting Proxies.

  In addition to soliciting Proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit Proxies personally or by other appropriate means. Banks, brokerage firms, fiduciaries and other custodians and nominees will forward Proxy soliciting material to their principals and the Company will reimburse their out-of-pocket expenses.

  We expect that this Proxy Statement and Proxy will be mailed to stockholders beginning on or about March 1, 2000.

                               VOTING OF SHARES

  Holders of the Company's Common Stock of record at the close of business on February 16, 2000 will be entitled to one vote for each share held on all matters presented to the Annual Meeting. On December 31, 1999, we had 189,994,297 shares of Common Stock outstanding. A majority of the outstanding shares of Common Stock represented either in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. "Broker non-votes" are shares held of record by brokerage firms which are prohibited from exercising discretionary authority for their customers who have not furnished voting instructions. There will be no cumulative voting for members of the Board of Directors. The three nominees who receive the greatest number of votes cast will be elected to the Board of Directors. Ratification of the appointment of the independent accountants requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting and actually voting on the matter (without giving effect to abstentions or broker non-votes). Under the rules of the New York Stock Exchange, the election of directors and ratification of the appointment of the independent accountants are considered to be "routine" items upon which brokerage firms may vote in their discretion for their customers if the customers have not furnished voting instructions within a specified time prior to the Annual Meeting.

             STOCK OWNERSHIP OF MAJOR STOCKHOLDERS AND MANAGEMENT

  The following table provides information as of December 31, 1999 regarding the "beneficial" ownership, as that term is defined in the rules of the Securities and Exchange Commission ("SEC"), of our Common Stock by (i) each person who, to our knowledge, beneficially owned more than 5% of the outstanding Common Stock, (ii) each director, (iii) the Chief Executive Officer and the four other highest compensated executive officers during 1999 (we refer to these individuals in this Proxy Statement as the "Named Officers") and (iv) all directors and executive officers as a group.

                                                           Approximate
                                                          Percentage of
                                           Number of       Outstanding
                     Name                    Shares       Common Stock
                     ----                  ----------     -------------
     Stephen A. Wynn
      P.O. Box 7700
      Las Vegas, NV 89177                  23,877,987(1)      11.8%
     The TCW Group, Inc.
      865 South Figueroa Street
      Los Angeles, CA 90017                14,971,586(2)       7.9%
     FMR Corp.
      82 Devonshire Street
      Boston, MA 02109                     12,253,670(3)       6.4%
     Capital Growth Management
      Limited Partnership
       One International Place
       Boston, MA 02110                    11,503,500(4)       6.1%
     Baron Capital Group, Inc.
      767 Fifth Avenue
      New York, NY 10153                    9,908,850(5)       5.2%
     Melvin B. Wolzinger                    3,168,901(6)       1.7%
     Daniel B. Wayson                         533,873(7)         *
     Elaine P. Wynn                           260,123(8)         *
     George J. Mason                          193,623(9)         *
     Richard D. Bronson                     1,100,000(10)        *
     Ronald M. Popeil                          82,464(11)        *
     Robert H. Baldwin                      1,286,645(12)        *
     Barry A. Shier                         1,506,290(13)        *
     Bruce A. Levin                            67,500(14)        *
     Kenneth R. Wynn                        1,176,956(15)        *
     All directors and executive officers
      as a group (15 persons)              33,733,833(16)     16.2%

---------------------
  * Less than 1%.

 (1) Includes 13,215,823 shares subject to options which are currently exercisable or become exercisable by February 29, 2000. Does not include shares beneficially owned by Elaine P. Wynn, Mr. Wynn's wife, as separate property, as to which shares Mr. Wynn disclaims beneficial ownership.

 (2) Based on a Schedule 13G, dated February 11, 2000, filed with the SEC. The
     Schedule 13G states that certain subsidiaries and affiliates of The TCW Group, Inc. have shared dispositive and voting power as to all of these shares.

 (3) Based on a Schedule 13G, dated February 14, 2000, filed with the SEC. The
     Schedule 13G states that FMR Corp. and certain related persons have sole dispositive power as to all of these shares and sole voting power as to 337,270 of these shares.

 (4) Based on a Schedule 13G, dated February 10, 2000, filed with the SEC. The Schedule 13G states that Capital Growth Management Limited Partnership has shared dispositive and sole voting power as to all of these shares.

 (5) Based on a Schedule 13G, dated January 26, 2000, filed with the SEC. The
     Schedule 13G states that Baron Capital Group, Inc. and its controlling stockholder and subsidiaries have sole dispositive and voting power as to 229,000 of these shares and shared dispositive and voting power as to 9,679,850 of these shares.

 (6) Includes 2,599,084 shares held by a family trust of which Mr. Wolzinger and his wife serve as trustees and 476,664 shares held by limited partnerships of which the trust is the general partner and a limited partner. Mr. Wolzinger disclaims beneficial ownership of the shares held by the limited partnerships except to the extent of his pecuniary interest in the shares. Also includes 38,030 shares held by a trust of which Mr. Wolzinger serves as a trustee but does not have any pecuniary interest, as to which shares Mr. Wolzinger disclaims beneficial ownership. Also includes 55,123 shares subject to options which are currently exercisable or become exercisable by February 29, 2000.

 (7) Includes 55,123 shares subject to options which are currently exercisable or become exercisable by February 29, 2000.

 (8) Includes 55,123 shares subject to options which are currently exercisable or become exercisable by February 29, 2000. Does not include shares reported as beneficially owned by Stephen A. Wynn, Mrs. Wynn's husband.

 (9) Includes 71,000 shares held by a family trust of which Mr. Mason and his wife serve as trustees and 55,123 shares subject to options which are currently exercisable or become exercisable by February 29, 2000.

(10) Represents shares subject to options which are currently exercisable or become exercisable by February 29, 2000.

(11) Includes 550 shares held by Mr. Popeil's wife as separate property and 4,791 shares held by Mr. Popeil as custodian for his minor daughter and grandchildren who do not share his household. Mr. Popeil disclaims beneficial ownership of the shares held by his wife and as custodian. Also includes 25,123 shares subject to options which are currently exercisable or become exercisable by February 29, 2000.

(12) Includes 11,600 shares held by Mr. Baldwin as custodian for his minor son and 24,970 shares held by a revocable trust of which Mr. Baldwin serves as trustee. Also includes 1,250,000 shares subject to options which are currently exercisable or become exercisable by February 29, 2000.

(13) Includes 1,500,000 shares subject to options which are currently exercisable or become exercisable by February 29, 2000 and 240 shares held by Mr. Shier as custodian for his minor children.

(14) Includes 37,500 shares subject to options which are currently exercisable or become exercisable by February 29, 2000.

(15) Includes 10,500 shares held by trusts of which Mr. Wynn serves as trustee and 366,456 shares subject to options which are currently exercisable or become exercisable by February 29, 2000. Mr. Wynn disclaims beneficial ownership of the shares held by the trusts.

(16) Includes 18,183,595 shares subject to options which are currently exercisable or become exercisable by February 29, 2000.

                       DIRECTORS AND EXECUTIVE OFFICERS

  Our Articles of Incorporation and Bylaws provide for from three to 11 directors, the precise number to be determined from time to time by the Board of Directors. Currently, the size of the Board is fixed at seven members. All of the existing directors have been previously elected by the stockholders. The three directors to be elected at the Annual Meeting are to be elected to hold office for three years and until the election of their successors. All Proxies received by the Board of Directors will be voted for the election of the nominees listed below unless you direct otherwise. If any nominee is unable or declines to serve, which we do not anticipate, the Proxies will be voted for the election of any other nominee whom the Board of Directors may designate.

  The following is information about our nominees to the Board, directors whose terms of office will continue after the Annual Meeting and executive officers who are not directors.

Information Concerning Nominees for Election as Directors(1)

Name                                                         Year First Elected
----                                                         ------------------
Melvin B. Wolzinger, 79                                             1973
 Director and Member of Audit, Stock Option and Bonus
 Committees
 Mr. Wolzinger is, and has been for many years, a general
 partner in W.W. Investment Co., a real estate holding
 company in Las Vegas, Nevada. He has been a principal owner of various restaurants and casino gaming establishments in
 Las Vegas for many years and a stockholder of the Company
 for approximately 40 years.

Daniel B. Wayson, 47                                               1988;
 Director                                                        Appointed
 Mr. Wayson is, and has been for many years, a principal of      March 19,
 Wayson Properties, Inc., a real estate development and             1987
 holding company, and other real estate and business
 ventures. He served as President and Chief Executive
 Officer of our former New Jersey gaming subsidiary from
 December 1984 through February 1987.

George J. Mason, 69                                                 1973
 Director and Member of Audit, Stock Option and Bonus
 Committees
 Mr. Mason is a Senior Managing Director of Bear, Stearns &
 Co. Inc., Los Angeles, California, an investment banking
 and brokerage firm, and has been employed by that firm
 since 1973.

Information Concerning Directors Whose Terms of Office Will Continue After the Annual Meeting(1)

                                                                  Expiration of
                                                                     Term as
Name                                           Year First Elected   Director
----                                           ------------------ -------------
Stephen A. Wynn, 58(2)                                1973            2001
 Chairman of the Board of Directors, President
 and Chief Executive Officer
 Mr. Wynn has held his present positions since
 1973. Mr. Wynn is a Trustee of the University
 of Pennsylvania.

Ronald M. Popeil, 64                                 1980;            2001
 Director and Member of Audit, Stock Option
 and Bonus Committees                              Appointed
 Mr. Popeil has been the President of RONCO,     September 19,
 Inc., the principal business of                      1979
 which is inventing, marketing and producing
 consumer products, since he co-founded that
 company in May 1984. He is recognized as a
 pioneer in the field of direct response
 television marketing.

Elaine P. Wynn, 57(2)                                 1977            2002
 Director
 Mrs. Wynn has been active in civic and
 philanthropic affairs in Las Vegas for many
 years and has received numerous honors for
 her charitable and community work. She is Co-
 Chairperson of the Greater Las Vegas Inner-
 City Games and a member of the National Board
 of the Inner-City Games Foundation. Mrs. Wynn
 is also Secretary, Treasurer and a Trustee of
 Golden Nugget Scholarship Fund, Inc.

Information Concerning Directors Whose Terms of Office Will Continue After the Annual Meeting(1) (Continued)

                                                                 Expiration of
                                                                    Term as
Name                                          Year First Elected   Director
----                                          ------------------ -------------
Richard D. Bronson, 55                              1993;            2002
 Director                                         Appointed
 Mr. Bronson has been President of New City       August 3,
 Development, a division of the Company which       1992
 is responsible for most of our corporate
 development activities outside of Nevada, or
 its predecessor, New City Development, Inc.,
 since February 1992.

Information Concerning Executive Officers Other than Directors(3)

                                                                     Year Hired
Name                                                                 by Company
----                                                                 ----------
Robert H. Baldwin, 49, Chief Financial Officer and Treasurer            1982
 Mr. Baldwin was appointed to his present corporate positions on an interim basis in September 1999. He has also been President and
 Chief Executive Officer of our Bellagio subsidiary since June
 1996. Prior to that, he was President and Chief Executive Officer of our Mirage subsidiary from August 1987 to April 1997.

Barry A. Shier, 44, Executive Vice President-- Marketing and Hotel      1984
 Operations
 Mr. Shier joined the Company as Executive Vice President -- Hotel
 Operations in September 1984 and was appointed to his present corporate position in August 1987. He is also the Chairman and
 Chief Executive Officer of our subsidiaries which own and operate the Golden Nugget hotel-casino in Las Vegas and the Beau Rivage hotel-casino in Biloxi, Mississippi.

Bruce A. Levin, 60, Vice President, General Counsel and Assistant       1979
 Secretary
 Mr. Levin has been Vice President and General Counsel since joining the Company in August 1979 and has also served as
 Secretary or Assistant Secretary since that date.

Kenneth R. Wynn, 47, Vice President -- Design and Construction and      1973
 Secretary(2)
 Mr. Wynn has held his present corporate positions since joining the Company in August 1973, except for the periods August 1993 through July 1994 and March 1997 through June 1999. He has also been President of our construction supervision, architecture, design and purchasing subsidiary since 1979.

Frank P. Visconti, 46, President -- Retail Division                     1992
 Mr. Visconti joined the Company as Senior Vice President -- Retail
 Operations in September 1992 and was appointed to his present position in September 1997.

Thomas L. Sheer, 62, Senior Vice President -- Government and            1996
 External Affairs
 Mr. Sheer was appointed to his present position in January 1996.
 From November 1990 to December 1995, he was Assistant to the
 President of W. R. Grace & Co., a diversified chemicals company, and he also served as Director of Business Intelligence of that company from July 1993 to December 1995. Prior to that, Mr. Sheer was employed by the Federal Bureau of Investigation for 25 years, rising to the position of an Assistant Director.

James E. Pettis, 48, Vice President -- Risk Management                  1980
 Mr. Pettis was appointed to his present position in November 1984.
 He has been employed by the Company since May 1980 with
 responsibility for various corporate risk management, safety and employee benefit matters.


                                                                    Year Hired
Name                                                                by Company
----                                                                ----------
Heidemarie E. Geier, 40, Vice President -- Advertising                 1997
 Ms. Geier joined the Company in January 1997 and was appointed to her present position in September 1999. From February 1993
 through December 1996, she was Senior Vice President, Sales and
 New Business Development of Universal Studios Hollywood, a
 subsidiary of MCA/Universal, a major entertainment company.

---------------------
(1) Only directorships of companies with securities registered under Section 12 of the Securities Exchange Act of 1934, or subject to Section 15(d) of that Act, or of investment companies registered under the Investment Company Act of 1940, are listed in the table.

(2) Stephen A. Wynn and Elaine P. Wynn are husband and wife and Kenneth R. Wynn is Stephen A. Wynn's brother.

(3) Officers serve at the pleasure of the Board of Directors.


                            EXECUTIVE COMPENSATION

Summary Compensation Table

                                                                          Long-Term
                                                                        Compensation
                                      Annual Compensation                  Awards
                         --------------------------------------------- ---------------
                                                                         Securities
   Name and Principal                                  Other Annual      Underlying        All Other
        Position         Year Salary($)   Bonus($)  Compensation($)(1) Options/SARs(#) Compensation($)(2)
   ------------------    ---- ---------- ---------- ------------------ --------------- ------------------
Stephen A. Wynn          1999 $2,500,000 $1,250,000        $ 0                    0         $ 4,370
 Chairman of the Board,  1998  2,596,154  1,250,000          0            1,832,278(5)        4,160
 President and Chief     1997  2,500,000  1,250,000          0                    0           4,160
 Executive Officer

Robert H. Baldwin(3)     1999 $1,000,000 $1,350,000        $ 0            1,000,000         $ 4,370
 Chief Financial Officer 1998        --         --          --                  --              --
 and Treasurer           1997        --         --          --                  --              --

Barry A. Shier           1999 $1,000,000 $  500,000        $ 0                    0         $15,076
 Executive Vice          1998  1,038,462    500,000          0            1,832,278(5)       14,780
 President --            1997  1,000,000    500,000          0                    0           5,744
 Marketing and Hotel
 Operations

Bruce A. Levin           1999 $  731,769 $  350,000        $ 0                    0         $ 4,198
 Vice President, General 1998    723,346    350,000          0              108,935(5)        4,160
 Counsel and Assistant   1997    656,000    200,000          0                    0           4,160
 Secretary

Kenneth R. Wynn(4)       1999 $  409,600 $  200,000        $ 0                    0         $ 3,860
 Vice President --       1998        --         --          --                  --              --
 Design and              1997    409,600    175,000          0                    0           3,808
 Construction and
 Secretary

---------------------
(1) The Company provides various perquisites and other personal benefits to some or all of the Named Officers, including (i) reimbursement for medical expenses, including related travel expenses, (ii) personal use of Company vehicles and aircraft, (iii) complimentary rooms, food, beverages and entertainment (including privileges at the Company's health spas and golf course) and (iv) use of Company employees to furnish personal services. Our unreimbursed incremental cost of providing perquisites and other personal benefits did not exceed $50,000 as to any Named Officer for any year and is therefore omitted from the table.

(2) Represents (i) Company-paid premiums for term life insurance on each of the Named Officers, as follows: Stephen A. Wynn -- 1999: $1,170, 1998:
    $960, 1997: $960; Robert H. Baldwin -- 1999: $1,170; Barry A. Shier --
    1999: $1,170, 1998: $960, 1997: $960; Bruce A. Levin -- 1999: $998, 1998:
    $960, 1997: $960; and Kenneth R. Wynn -- 1999: $660, 1997: $608, (ii)
    matching contributions made by the Company for the Named Officers under our retirement savings (Section 401(k)) plan, which amount to $3,200 for each of the Named Officers for each year and (iii) above-market earnings (as defined in the rules of the SEC) on compensation deferred under our Non-Qualified Deferred Compensation Plan, as follows: Mr. Shier -- 1999: $10,706, 1998: $10,620, 1997: $1,584.

(3) Mr. Baldwin became an executive officer of the Company in September 1999.

(4) Mr. Wynn was not an executive officer of the Company in 1998.

(5) Represents stock options repriced during 1998.

Option Grants in 1999

                                 Individual Grants
                 --------------------------------------------------
                   Number of   % of Total
                  Securities    Options                             Grant-Date
                  Underlying   Granted to                            Present
                    Options    Employees     Exercise    Expiration   Value
     Name        Granted(#)(1)  in 1999   Price($/Sh)(2)  Date(3)     ($)(4)
     ----        ------------- ---------- -------------- ---------- ----------
Stephen A. Wynn            0       -- %      $    --           --   $      --
Robert H.
 Baldwin           1,000,000      22.8        13.1875     11/18/09   5,679,068
Barry A. Shier             0       --             --           --          --
Bruce A. Levin             0       --             --           --          --
Kenneth R. Wynn            0       --             --           --          --

--------------------
(1) The options granted to Mr. Baldwin become exercisable as to 200,000 shares annually beginning November 18, 2000. Exercisability of the options may be accelerated upon the occurrence of specified fundamental corporate changes or at the discretion of the Stock Option Committee.

(2) Under the terms of our Stock Option and Stock Appreciation Rights Plans, the Stock Option Committee retains discretion, subject to plan limitations, to modify the terms of outstanding options and to reprice options. The exercise price of the options may be paid in cash, by delivery of shares of Common Stock or by offset of the underlying shares, subject to specified conditions.

(3) The options are subject to early termination in the event of termination of employment.

(4) Determined using a variation of the Black-Scholes option pricing model. The assumed expected volatility of the Common Stock, risk-free rate of return and Common Stock dividend yield are 37.67%, 6.11% and 0, respectively. The assumed time of exercise is five years after the date of grant.

Aggregated Option Exercises in 1999 and Fiscal Year-End Option Values

                                                Number of Securities
                                               Underlying Unexercised       Value of Unexercised
                     Shares                       Options at Fiscal         in-the-Money Options
                   Acquired on     Value             Year-End(#)           at Fiscal Year-End($)
Name               Exercise(#) Realized($)(1) Exercisable/Unexercisable Exercisable/Unexercisable(2)
----               ----------- -------------- ------------------------- ----------------------------
Stephen A. Wynn            0     $     --        13,215,823/366,455        $110,418,117/$274,841
Robert H. Baldwin          0           --               0/4,082,278                 0/16,592,959
Barry A. Shier             0           --         750,000/2,582,278          6,881,250/9,342,959
Bruce A. Levin       110,000     2,285,250           37,500/108,935               390,000/81,701
Kenneth R. Wynn            0           --            366,456/91,614               274,842/68,711

--------------------
(1) Represents the difference between the closing sale price of our Common Stock on the New York Stock Exchange Composite Tape on each exercise date and the exercise price of the options.

(2) Represents the difference between the closing sale price of our Common Stock on the New York Stock Exchange Composite Tape on December 31, 1999 and the exercise price of the options.

Employment Agreements

  On December 16, 1992, we entered into a 10-year Employment Agreement with Stephen A. Wynn under which he serves as President and Chief Executive Officer at an annual salary of $2,500,000. Mr. Wynn is entitled to such bonuses, stock options and other compensation as may be determined from time to time by the Board of Directors. Under the Employment Agreement, we also provide Mr. Wynn with the personal use of an automobile for which we pay all insurance, gasoline and maintenance expenses, and provide Mr. Wynn and his dependents with reimbursement for medical expenses and coverage under our life insurance program.

  On May 20, 1999, we entered into a three-year Employment Agreement with Mr. Shier under which he serves as Executive Vice President--Marketing and Hotel Operations of the Company and as Chairman and Chief Executive Officer of our Golden Nugget subsidiary at an annual salary of $1,000,000. Mr. Shier is entitled to such merit bonuses and salary increases as may be determined from time to time by the Board of Directors. He is also entitled to reimbursement for medical expenses and coverage under our life insurance program for himself and his dependents, as well as the right to participate in such other plans and benefits as we make available from time to time to our other senior executives. In accordance with the Employment Agreement, the vesting date of Mr. Shier's 1,832,278 stock options granted on August 16, 1995 was accelerated by one year, to May 16, 2004.

Compensation of Directors

  Directors who are not employees of the Company or our subsidiaries (Messrs. Popeil, Mason, Wolzinger and Wayson and Mrs. Wynn) received a monthly retainer during 1999 of $4,000 for services as a director and continue to receive this retainer in 2000. Messrs. Popeil, Mason and Wolzinger received an additional monthly fee of $1,000 for services as members of the Audit and Stock Option Committees during 1999 and continue to receive this fee in 2000. Directors also receive reimbursement for medical expenses and coverage under our life insurance program. Directors who are employed by the Company or our subsidiaries do not receive compensation for their services as directors.

  Pursuant to our 1992 Non-Employee Director Stock Option Plan (which we refer to in this Proxy Statement as the "Director Plan"), each director who is not an employee of the Company or our subsidiaries was granted 10,000 stock options in January 1999 with an exercise price of $14.00 per share. Options granted under the Director Plan have an exercise price equal to the market value of our Common Stock on each date of grant and become exercisable three years after the date of grant. A total of up to 500,000 options may be granted under the Director Plan, of which 200,000 remain available to be granted. In January 1999, each non-employee director was also granted 5,000 options under our 1993 Stock Option Plan with an exercise price of $14.00 per share, the market value of our Common Stock on the date of grant, which become exercisable three years from the date of grant. In January 2000 each non-employee director was, and in January of each succeeding year each non-employee director will be, granted 15,000 options (10,000 under the Director Plan and 5,000 under one of our other Stock Option Plans). The options will have an exercise price equal to the market value of our Common Stock on the date of grant and become exercisable three years after the date of grant.

  Non-employee directors of the Company are eligible to participate in our Directors' Deferred Fee Plan, a non-qualified unfunded deferred compensation plan. In 1999, Mrs. Wynn and Mr. Wolzinger each deferred 20% of their Board of Directors' and committee fees under the Directors' Deferred Fee Plan and will be credited with earnings on those deferred fees at the rate of 7% per year, compounded monthly, until those amounts are distributed to them from the Directors' Deferred Fee Plan in accordance with their binding elections.

                   COMPARATIVE STOCK PRICE PERFORMANCE GRAPH

  The graph below compares the cumulative total stockholder return from December 31, 1994 to December 31, 1999, assuming reinvestment of dividends, of our Common Stock, the Standard & Poor's 500 Stock Index ("S&P 500 Index") and the Media General Industry Group 711 -- Resorts and Casinos ("MG Index"). The graph assumes an investment of $100 on December 31, 1994 in each of our Common Stock and the stocks that make up the S&P 500 Index and the MG Index.


                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           MIRAGE RESORTS,                S&P
(Fiscal Year Covered)        INCORPORATED       MG INDEX    500 INDEX
---------------------        ---------------    --------    ---------
Measurement Pt-12/30/1994    $100.00            $100.00     $100.00
FYE 12/29/1995               $168.29            $116.65     $137.58
FYE 12/31/1996               $210.98            $113.15     $169.17
FYE 12/31/1997               $221.95            $130.66     $225.61
FYE 12/31/1998               $145.73            $ 98.50     $290.09
FYE 12/31/1999               $147.56            $134.01     $351.13

  (1) The data points in this graph were calculated by Media General Financial Services, Inc., Richmond, Virginia.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Decisions concerning executive officer compensation for 1999 were made by the full Board of Directors and by the Stock Option Committee and the Bonus Committee. Directors Stephen A. Wynn, Richard D. Bronson and Daniel B. Wayson are officers or former officers of the Company or our subsidiaries. Director Elaine P. Wynn is the wife of Stephen A. Wynn.

  On January 7, 1999, Stephen A. Wynn sold a work of fine art to our Bellagio subsidiary for $4,562,812, the amount paid by Mr. Wynn when he purchased the work from the subsidiary in January 1998. On June 30, 1999, the subsidiary sold a work of fine art to Mr. Wynn for $10,000,000, the fair market value of the work as determined by an independent expert in fine art valuation. The subsidiary's cost for the work when it purchased it from an unaffiliated party in November 1996 was $7,000,000. On October 3, 1999, Mr. Wynn sold a work of fine art to the subsidiary for $10,000,000, the amount paid by Mr. Wynn when he purchased the work from an unaffiliated party in July 1999. On November 2, 1999, Mr. Wynn sold a work of fine art to the subsidiary for $61,425, the amount paid by Mr. Wynn when he purchased the work from an unaffiliated party in May 1999.

  During 1999 and 2000, the subsidiary rented various works of fine art from Mr. Wynn for public display at Bellagio or any of our other hotel-casinos. The rental agreement provides for the payment of monthly rent by the subsidiary to Mr. Wynn and that either party has the right to terminate the rental of one or more of the works on 30 days' notice. The subsidiary is responsible for insuring and maintaining the security of the rented works and for sales, use and personal property taxes applicable to the rental. The total rent paid to Mr. Wynn in 1999 (exclusive of sales tax) was $5,231,985. The total monthly rent in effect at December 31, 1999 was $523,633.

  In each case, these transactions were approved or ratified by the Board of Directors. We expect that additional transactions involving the sale and rental of fine art between the Company and Mr. Wynn will occur in 2000, although the amount of these transactions is not currently known. We intend that each sale transaction will be subject to the receipt of an appropriate appraisal establishing that the sale is at fair market value.

  On August 6, 1999, a trust of which Stephen A. Wynn is beneficiary sold a Riva speedboat to our Bellagio subsidiary. The speedboat is used at the lake at Bellagio. The purchase price paid by the subsidiary was $180,000, which was based on a recent appraisal by a marine surveyor. This transaction was ratified by the Board of Directors in August 1999.

  In August 1998, Mr. Baldwin borrowed $150,000 from our Bellagio subsidiary. The loan was evidenced by an unsecured demand promissory note which bore interest at the rate of 5.83% per year. Mr. Baldwin repaid the loan in full in January 2000. During 1999, the subsidiary also made various non-interest-bearing salary advances to Mr. Baldwin. The largest amount outstanding at any time was $70,000. Mr. Baldwin repaid all of the advances in 1999.

                       REPORT ON EXECUTIVE COMPENSATION

Compensation Policies and Base Salaries

  Decisions concerning executive officers' base salaries and the award of certain cash bonuses for 1999 were made by the full Board of Directors, based upon the recommendations of the Chief Executive Officer. Decisions concerning the grant of stock options and the award of cash bonuses under our 1999 Cash Bonus Plan to executive officers were made by the Stock Option Committee and the Bonus Committee, respectively, and were similarly based upon the recommendations of the Chief Executive Officer. We otherwise have no formal compensation policies applicable to executive officers. The Chief Executive Officer's recommendations in each case were based on his subjective evaluation of each officer's (including his own) contribution to the Company and the level of compensation necessary to adequately motivate and reward the officer. The composition and amount of each item of executive compensation for 1999 (except for compensation pursuant to the 1999 Cash Bonus Plan discussed below) did not bear a specific relationship to any particular measure of our performance.

Stock Options

  Our various Stock Option and Stock Appreciation Rights Plans (which we refer to in this Proxy Statement as the "Stock Option Plans") are an important component of our compensation program for executive officers and other employees. The Stock Option Plans are intended to advance our interests and those of our stockholders by encouraging and enabling executive officers and other employees, upon whose judgment, initiative and effort we are largely dependent for the successful conduct of our business, to acquire and retain a proprietary interest in the Company by ownership of our stock. Through stock option grants, the long-range interests of management and employees are aligned with those of stockholders as the stock option recipients accumulate (through the vesting of stock options) meaningful stakes in the Company. The Stock Option Plans are administered by the Stock Option Committee, which is composed of three non-employee members of the Board of Directors. Decisions concerning the grant of stock options, including the individuals to whom options were granted and the respective exercise prices and vesting periods, were made by the Stock Option Committee based upon the recommendations of the Chief Executive Officer, taking into consideration the recommendations of other members of senior management. These recommendations and decisions were made on a subjective basis and did not bear a specific relationship to any particular measure of our performance. In 1999, stock options were granted to three executive officers, Messrs. Baldwin and Sheer and Ms. Geier.

Cash Bonuses

  In addition to base salary and stock options, the other principal part of our executive compensation program in 1999 consisted of cash bonuses awarded under our 1999 Cash Bonus Plan, which was approved by stockholders at our 1999 Annual Meeting. The 1999 Cash Bonus Plan provides for an annual bonus pool equal to 5% of our consolidated earnings before depreciation, interest and taxes in excess of $450,000,000. Out of the bonus pool, each executive officer is eligible to receive a bonus of up to 50% of his or her annual base salary in effect at the beginning of the year or when the officer first became eligible to participate in the 1999 Cash Bonus Plan. The 1999 Cash Bonus Plan is administered by the Bonus Committee, which is composed of three non-employee members of the Board of Directors. Decisions concerning the award of bonuses pursuant to the 1999 Cash Bonus Plan (within the above-described limitations) were made by the Bonus Committee based upon the recommendations of the Chief Executive Officer. These recommendations and decisions were made on a subjective basis and, except as noted above, did not bear a specific relationship to any particular measure of our performance. The Board of Directors, in its discretion, may award cash bonuses in addition to those awarded by the Bonus Committee under the 1999 Cash Bonus Plan. The cash bonuses so awarded by the Board of Directors to Mr. Baldwin for 1999 outside the 1999 Cash Bonus Plan, which totaled $850,000, were based upon the recommendation of the Chief Executive Officer, which was made on a subjective basis and did not bear a specific relationship to any particular measure of our performance. For 1999, total bonuses were awarded to each executive officer in amounts ranging from approximately 18% to 135% of current base salary. See "Executive Compensation -- Summary Compensation Table" for information concerning bonuses awarded to the Named Officers.

Other Compensation

  We also provide some perquisites and other personal benefits to executive officers, which constitute a small percentage of their total compensation. See footnote (1) to "Executive Compensation -- Summary Compensation Table."

Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code of 1986 eliminates the federal income tax deductibility of most compensation exceeding $1,000,000 paid to the chief executive officer or any of the four highest compensated executive officers (other than the chief executive officer) of publicly held corporations. Some types of compensation are not affected by the deduction limitation, including compensation paid under a binding agreement entered into on or before February 17, 1993 and compensation paid under a qualifying performance-based plan such as the 1999 Cash Bonus Plan and the Stock Option Plans. The 1999 Cash Bonus Plan permits us to continue deducting bonuses paid to the Chief Executive Officer and other executive officers whose annual compensation exceeds $1,000,000. In making compensation decisions, the Board of Directors takes into account the effect of Section 162(m), although in appropriate circumstances it has determined to award compensation to covered executive officers which is not fully deductible by virtue of Section 162(m). The bonuses awarded by the Board of Directors to Mr. Baldwin for 1999 outside the 1999 Cash Bonus Plan were not deductible as a result of this limitation.

Compensation of Chief Executive Officer

  In 1999, the Chief Executive Officer received a salary of $2,500,000 under his 10-year Employment Agreement approved by the Board of Directors in December 1992. See "Executive Compensation --Employment Agreements." This amount was determined by the Board of Directors. The determination was made on a subjective basis and did not bear a specific relationship to any particular measure of our performance during 1999 or any prior period. In approving the Employment Agreement in 1992, the Board of Directors considered a large number of factors, including (1) the record of leadership and service provided by the Chief Executive Officer since joining the Company in 1973, (2) the identification of the Company with the Chief Executive Officer by the financial community and the general public, and the recognition by the Board of Directors and others in the gaming industry of the importance of his leadership, creativity and other personal attributes to our continued success, (3) the total stockholder return obtained by the Company during the prior five years, which significantly surpassed that of both the broad market and our principal industry competitors as a group, (4) the achievements recorded by the Company since the Chief Executive Officer's annual salary was last increased in

March 1990, including the successful financial performance of The Mirage, our flagship hotel-casino, since opening in November 1989, the restructuring of a significant portion of our long-term debt and the successful completion of stock offerings in 1991 and 1992, resulting in a reduction of our average cost of capital, the development and construction of Treasure Island at The Mirage, our hotel-casino which opened on schedule in October 1993, and the purchase of the former Dunes Hotel, Casino and Country Club site on the Las Vegas Strip, on which we constructed our most spectacular hotel-casino resort, Bellagio, which opened in October 1998, (5) the fact that the Chief Executive Officer was (and remains) our principal stockholder and holds a significant stake in our future and (6) the fact that the Chief Executive Officer's annual salary had not been increased in almost three years, and he had not been awarded a cash bonus in 1991 or 1992. The Board of Directors did not assign any specific weight to any particular factor.

  In 1999, the Chief Executive Officer was awarded a cash bonus of $1,250,000 (50% of his base salary) under the 1999 Cash Bonus Plan. This amount was determined by the Bonus Committee based upon the recommendation of the Chief Executive Officer. This recommendation and determination were made on a subjective basis, taking into account the Chief Executive Officer's contributions to the Company and the amount necessary to adequately reward the Chief Executive Officer, and did not bear a specific relationship to any particular measure of our performance during 1999.

                                          BY THE BOARD OF DIRECTORS

                                          Stephen A. Wynn, Chairman
                                          Melvin B. Wolzinger
                                          George J. Mason
                                          Ronald M. Popeil
                                          Elaine P. Wynn
                                          Daniel B. Wayson
                                          Richard D. Bronson

                                          BY THE STOCK OPTION COMMITTEE

                                          Ronald M. Popeil
                                          Melvin B. Wolzinger
                                          George J. Mason

                                          BY THE BONUS COMMITTEE

                                          Ronald M. Popeil
                                          Melvin B. Wolzinger
                                          George J. Mason

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  Our independent accountants for 1999 were Arthur Andersen LLP, whom the Board of Directors has appointed to serve in the same capacity for the current year. A representative of Arthur Andersen is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

  The Board of Directors recommends that stockholders vote FOR ratification of the appointment of Arthur Andersen as independent accountants for 2000. If the appointment of Arthur Andersen is not ratified, the Board of Directors will take this into account when it considers the appointment of independent accountants for 2001.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS
                              AND ITS COMMITTEES

  The committees of the Board of Directors include the Audit Committee, the Stock Option Committee and the Bonus Committee. The Board of Directors has not designated a nominating committee or a compensation committee.

  The Audit Committee held seven meetings during 1999. The functions of the Audit Committee are set forth in a written charter and include reviewing and making recommendations to the Board of Directors with respect to: the engagement of an independent accounting firm to audit our financial statements for the current fiscal year, and the terms of the engagement; our policies and procedures with respect to maintaining books and records and furnishing any necessary information to the independent auditors; the procedures to encourage access to the Audit Committee and to facilitate the timely reporting by authorized representatives of our independent auditors to the Audit Committee of their recommendations and advice; the implementation by management of the auditors' recommendations and advice; the implementation by management of the recommendations made by the independent auditors in their management letters, the adequacy and implementation of our internal audit controls and the adequacy and competency of the related personnel; and such other matters relating to our financial affairs as the Audit Committee may in its discretion deem desirable.

  The Stock Option Committee took action by written consent on 24 occasions during 1999. The Stock Option Committee administers our various Stock Option Plans. Subject to the conditions set forth in the Stock Option Plans, the Stock Option Committee has full and final authority to determine the number of stock options or stock appreciation rights to be granted, the individuals to whom and the time or times at which options or stock appreciation rights shall be granted and be exercisable, their exercise prices and the terms and provisions of the agreements to be entered into at the time of grant, which may vary.

  The Bonus Committee did not meet during 1999 but took action by written consent on January 3, 2000. The Bonus Committee administers our 1999 Cash Bonus Plan. Subject to the conditions set forth in the 1999 Cash Bonus Plan, the Bonus Committee has full and final authority to award bonuses under the 1999 Cash Bonus Plan, to construe and interpret the 1999 Cash Bonus Plan and to make all other determinations and take all other action deemed necessary or appropriate for the proper administration of the 1999 Cash Bonus Plan.

  The Board of Directors held 11 meetings and took action by written consent on three occasions during 1999. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served.

                       FUTURE PROPOSALS OF STOCKHOLDERS

  Any stockholder intending to submit a proposal for inclusion in the Proxy Statement and form of Proxy for our 2001 Annual Meeting of Stockholders must submit the proposal to the attention of our General Counsel at our principal executive office sufficiently far in advance so that it is received by us not later than November 2, 2000. Our Bylaws provide that if we do not receive notice of a stockholder proposal or nomination for director by that date, the proposal or nomination will not be considered at the 2001 Annual Meeting.

                            DISCRETIONARY AUTHORITY

  While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the Annual Meeting, the Board of Directors does not know of any matters to be presented for action by the stockholders at the Annual Meeting, other than as set forth in this Proxy Statement. The enclosed Proxy gives discretionary voting authority, however, in the event that any additional matters should be presented.

  YOU ARE URGED IMMEDIATELY TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY VOTE VIA TOLL-FREE TELEPHONE CALL OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE BACK OF THE PROXY CARD.

                                          By the Board of Directors

                                          KENNETH R. WYNN
                                            Secretary

                         MIRAGE RESORTS, INCORPORATED

             ANNUAL FINANCIAL STATEMENTS AND REVIEW OF OPERATIONS

                            SELECTED FINANCIAL DATA

                                         Year ended December 31
                              ------------------------------------------------
                              1999 (a)  1998 (b)    1997    1996 (c)    1995
                              --------  --------  --------  --------  --------
                                (In millions, except per share amounts)
Operating Results (d)
  Gross revenues............. $2,649.9  $1,649.7  $1,516.4  $1,487.1  $1,453.7
  Promotional allowances.....   (247.2)   (153.1)   (127.4)   (128.8)   (123.0)
  Net revenues...............  2,402.7   1,496.6   1,389.0   1,358.3   1,330.7
  Preopening and related
   promotional expense.......     42.1      88.3       --        --        --
  Operating income...........    305.0     152.1     326.0     312.7     284.1
  Income before extraordinary
   item and cumulative effect
   of change in accounting
   principle (e).............    141.0      85.2     209.8     206.0     169.9
  Net income.................    110.4      81.7     207.6     206.0     163.2
  Income per share before
   extraordinary item and
   cumulative effect of
   change in accounting
   principle (e)
    Basic.................... $   0.74  $   0.47  $   1.17  $   1.13  $   0.93
    Diluted.................. $   0.70  $   0.45  $   1.09  $   1.05  $   0.88
  Net income per share
    Basic.................... $   0.58  $   0.45  $   1.16  $   1.13  $   0.89
    Diluted.................. $   0.55  $   0.43  $   1.08  $   1.05  $   0.85
Other Data
  Interest expense, net of
   amounts capitalized....... $  117.5  $   32.7  $    7.7  $    6.8  $   23.2
  Net cash provided by
   operating activities......    429.2     279.9     294.0     331.9     327.0
  Capital expenditures.......    509.4   1,158.5   1,058.9     407.3     183.0
Year-end Status
  Construction in progress... $  124.3  $  539.5  $1,261.1  $  355.9  $   84.5
  Total assets...............  4,804.3   4,530.2   3,347.4   2,143.5   1,791.7
  Long-term debt, net of
   current maturities........  2,210.0   2,378.5   1,396.7     468.1     248.5
  Stockholders' equity (f)...  2,023.9   1,601.8   1,512.5   1,290.9   1,209.3
  Shares outstanding.........    190.0     180.1     179.4     178.3     183.3

--------
(a) Beau Rivage opened on March 16, 1999.
(b) Bellagio opened on October 15, 1998.
(c) Monte Carlo opened on June 21, 1996.
(d) The Boardwalk is being accounted for as an incidental operation. Under this method, its operating results are excluded from our consolidated operating results, and its net income, as well as rental income from the adjacent land, is recorded as a reduction in the carrying value of the land.
(e) Before extraordinary losses on early retirements of debt, and in 1999 before the cumulative effect of a change in method of accounting for preopening costs.
(f) We paid no dividends during the five-year period ended December 31, 1999.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Our Operating Results

 Company-wide

  Our two new resorts had a major impact on our operating results during 1999. Bellagio opened on October 15, 1998 and Beau Rivage opened on March 16, 1999.

  Reflecting the contribution from these two new resorts, our total revenues grew by $1.00 billion, or 61%, over 1998. Casino revenues increased by $421.7 million, or 51%, and non-casino revenues were up by $578.5 million, or 70%. Table games revenue increased by $223.9 million, or 53%, and slot revenue rose by $183.4 million, or 50%. Our Company-wide table games win percentage was 19.8%, compared with 19.4% in 1998. Company-wide occupancy of our available standard guestrooms was 96% in 1999 at an average daily rate of approximately $105. This compares with 98% and $93 in 1998. The decline in occupancy reflects the effect of a substantial increase in room inventory on the Las Vegas Strip during 1999 and the lower occupancy experienced at Beau Rivage. The increase in the average daily room rate principally reflects Bellagio's room rates, which are generally higher than those of our other resorts.

 Bellagio

  Bellagio generated total revenues of $1.10 billion and an operating profit of $168.6 million during its first full year of operation in 1999. Bellagio's depreciation expense for 1999 was $91.6 million. Casino revenues totaled $507.3 million and non-casino revenues were $589.4 million. Table games revenue for the year was $354.0 million and slot revenue accounted for $131.4 million. Bellagio's table games win percentage in 1999 averaged 22.6%. Standard guestroom occupancy was 98% at an average daily rate of approximately $153.

  During its first 77 days of operation in 1998, Bellagio achieved total revenues of $244.1 million and an operating profit of $34.1 million before preopening expense. Its depreciation expense for the period was $18.9 million. Casino revenues were $127.8 million and non-casino revenues totaled $116.3 million. Table games contributed $87.4 million and slots added another $35.3 million. The table games win percentage for this abbreviated period was 21.5%. Standard guestroom occupancy was 96% at an average daily rate of approximately $147.

 Beau Rivage

  During nine and one-half months of operation in 1999, Beau Rivage generated total revenues of $278.1 million and an operating profit of $16.2 million before preopening expense. Its depreciation charge for the period was $28.9 million. Casino revenues totaled $146.9 million and non-casino revenues were $131.2 million. Casino revenues principally include slot revenue of $97.9 million and table games revenue of $47.9 million. Beau Rivage's table games win percentage for the period was 17.0%. Standard guestroom occupancy was 85% at an average daily rate of approximately $90. Beau Rivage's operating results in 1999 include approximately $12.0 million of pre-tax income from the settlement of a business interruption insurance claim associated with a major hurricane that struck the Biloxi area in September 1998.

  We designed Beau Rivage as a luxurious facility in anticipation of the Gulf Coast developing into a major destination resort market. Our efforts to establish Beau Rivage as the long-term leader in the Gulf Coast market resulted in additional payroll, promotional, advertising and other costs that have constrained the resort's operating income contribution since opening. Additionally, high staffing levels and other inefficiencies associated with the opening periods of new resorts have hindered Beau Rivage's initial operating results.

  The March 16, 1999 opening of Beau Rivage spurred significant growth in gaming revenues in the Gulf Coast market. For the nine months ended December 31, 1999, gross gaming revenues grew by 31.3% over the same period in 1998. Excluding Beau Rivage's contribution, gross gaming revenues for the period were up 8.4%. We believe that Beau Rivage's earnings will improve as we intensify our efforts toward gaining a larger share of the growing Gulf Coast market and becoming more efficient in our operations. However, until we are successful in these efforts, Beau Rivage will continue to have a negative impact on our operating margins.

 Same-store (excluding Bellagio and Beau Rivage)

  Our same-store revenues totaled $1.27 billion in 1999, versus $1.41 billion in 1998 and $1.52 billion in 1997. On a same-store basis, our wholly owned resorts generated an operating profit of $182.9 million in 1999, $228.1 million in 1998 and $325.6 million in 1997. Same-store depreciation expense was $84.7 million in 1999, versus $86.4 million in 1998 and $88.0 million in 1997. Same-store casino revenues were $589.4 million, compared with $694.2 million in 1998 and $784.5 million in 1997. The decline in both 1999 and 1998 principally reflects lower table games revenue. Same-store table games revenue was down by 27% in 1999 and 22% in 1998. We attribute these declines to increased competitive pressures in the Las Vegas market, including from Bellagio, and economic difficulties experienced by certain Asian countries affecting our international business. A lower win percentage was also a factor. Our same-store table games win percentage was 17.3% in 1999, versus 18.9% in 1998 and 21.5% in 1997. Historically, our table games win percentage has averaged approximately 20%. Following a 2% increase in 1998, same-store slot revenue was down by 3% in 1999.

  Our non-casino revenues have also been impacted by the increased competition in Las Vegas. Same-store non-casino revenues totaled $685.7 million in 1999, $711.4 million in 1998 and $731.9 million in 1997. In addition to the opening of Bellagio in October 1998, three major new competing resorts opened on the Las Vegas Strip during 1999, adding approximately 9,700 guestrooms to the market. Despite this additional capacity, our occupancy levels have remained strong. Same-store occupancy of available standard guestrooms averaged 97% in 1999, versus 98% in both 1998 and 1997. The additional inventory, however, has put pressure on room rates. Guestroom refurbishment programs at both Treasure Island and the Golden Nugget in Laughlin also impacted our operating results during 1999. Both projects were completed by the end of the third quarter and significantly upgraded the furnishings of the guestrooms. Principally due to these two projects, we experienced approximately 2% fewer available same-store room nights during 1999 versus 1998. As a result of these factors, same-store room revenues were down by approximately 3% in both 1999 and 1998. During 1997, we completed the refurbishment of 1,382 guestrooms at our Golden Nugget facility in downtown Las Vegas, principally accounting for a 1% reduction in our Company-wide available room nights for that year.

  We continue to develop and implement strategies to enhance our competitive position in Las Vegas. Some of these strategies include introducing new entertainment attractions and restaurants, refurbishing our guestrooms, constructing additional meeting and convention facilities and introducing new advertising and marketing programs. We believe that some of our greatest strengths for dealing with new competition are the superior design, condition and locations of our resorts and the friendliness and professionalism of our employees.

  Same-store operating costs and expenses at our hotel-casinos declined by $75.9 million, or 7%, in 1999 and $15.6 million, or 1%, in 1998. These declines generally follow the decline in same-store revenues. The decline in 1998 was partially offset by the costs of additional staffing efforts necessary to prepare for the opening of Bellagio and Beau Rivage. The opening of these two new resorts increased our staffing levels from 17,000 to almost 30,000 employees. Many of these new positions were filled through promotion or transfer of employees from our other resorts. In order to ensure a smooth transition, we hired replacement employees prior to the departure of transferring employees. These additional staffing efforts resulted in considerably higher payroll and training costs in 1998.

 Other factors affecting our earnings

  Corporate expense was relatively flat in 1999, after increasing significantly in 1998. The increase in 1998 reflects expenses related to the potential legalization of gaming in new jurisdictions, the growth in the size of our Company and expanded activities in pursuit of entertainment attractions for our resorts. Additionally, corporate expense in 1998 and 1997 was reduced by gains from the sale of corporate aircraft.

  On January 1, 1999, we adopted a new accounting standard that requires preopening and other start-up costs to be expensed as incurred rather than capitalized and charged to expense subsequent to opening the related facility. As a result, we recorded an after-tax cumulative effect charge in 1999 of $30.6 million ($0.16 per share basic and $0.15 per share diluted) for the write-off of all previously capitalized preopening costs associated with Beau Rivage and our development activities in Atlantic City, New Jersey. During 1999, we also incurred and expensed additional preopening and related promotional costs related to these projects of $42.1 million. After tax, these additional preopening costs reduced our 1999 earnings by $27.6 million, or $0.14 per share basic and diluted. We expensed all $88.3 million of Bellagio's previously capitalized preopening costs in the 1998 fourth quarter. After tax, the write-off reduced our 1998 earnings by $57.5 million, or $0.32 per share basic and $0.30 per share diluted.

  Reflecting our investment in Bellagio and Beau Rivage, our debt levels and associated interest cost have risen significantly. With these two new resorts now complete, we are capitalizing a smaller portion of our interest cost, resulting in a much higher charge for interest expense. Net interest expense in 1999 totaled $117.5 million, compared with $32.7 million in 1998 and $7.7 million in 1997.

  In April 1999, we evaluated the possible acquisition of the gaming operations of a major competitor. As part of the negotiations, it was agreed that we would receive a fee as compensation for our efforts should the operations be sold to another bidder. In late December 1999, a competing bidder completed the acquisition of the operations and we recorded income of $24.5 million after deducting the related costs. After tax, this transaction increased our 1999 earnings by $15.9 million, or $0.08 per share basic and diluted.

  We recorded other non-operating income in 1999 of $6.1 million, compared with $15.8 million in 1998 and $6.7 million in 1997. The 1998 amount includes earnings on debt securities we acquired late in 1997 in connection with the purchase of the Boardwalk hotel-casino. We recorded interest income on the securities until the purchase was completed on June 30, 1998. The 1998 amount also reflects additional earnings on an escrow account established late in 1997 to fund our portion of the cost of road improvements in the Marina area of Atlantic City. Earnings on the account were lower in 1999 as the funds were being used for construction of the road improvements.

  We incurred debt-related extraordinary charges in both 1998 and 1997. The $3.5 million ($0.02 per share basic and diluted) after-tax charge in 1998 is associated with the redemption of all $100 million principal amount of our 9 1/4% notes. The notes were scheduled to mature in March 2003 and were redeemed at 104.11% of the principal amount. It was economically advantageous for us to repay the notes with less expensive funds borrowed under our bank credit facility and commercial paper program, even after considering the prepayment penalty that accounted for most of the extraordinary charge. In 1997, we incurred an after-tax extraordinary charge of $2.2 million ($0.01 per share basic and diluted) in connection with amending our bank credit facility to, among other things, increase its size and extend its maturity. We incurred no extraordinary charges in 1999.

  Our effective income tax rate approximated the 35% statutory rate in both 1999 and 1997. Our effective income tax rate in 1998 was approximately 37%, mainly due to the non-deductibility of certain expenses related to the potential legalization of gaming in new jurisdictions.

Our Capital Resources, Capital Spending and Liquidity

  Net cash provided by operating activities (as shown in our Consolidated Statements of Cash Flows) totaled $429.2 million in 1999, versus $279.9 million in 1998 and $294.0 million in 1997. The increase in our operating cash flow in 1999 principally represents the contribution from Bellagio and Beau Rivage and additional cash distributions from Monte Carlo of $13.1 million. The decline in 1998 generally reflects the decline in our operating income, offset in part by cash distributions from Monte Carlo of $20.9 million. We received no cash distributions from Monte Carlo prior to 1998, as the joint venture was using its free cash flow to reduce outstanding debt.

  The majority of our operating cash flow during the past three years was effectively used for the completion of Bellagio and Beau Rivage. After giving effect to the change in associated deposit and payable amounts, capital expenditures and preopening and related promotional costs required net cash of $558.8 million in 1999, $1.29 billion in 1998 and $1.17 billion in 1997. Capital expenditures in 1999 also include expenditures associated with the room refurbishment programs at Treasure Island and the Golden Nugget-Laughlin.

  We completed the purchase of the Boardwalk on June 30, 1998. The purchase required total cash outlays of approximately $112.0 million. We spent approximately $51.9 million of this amount in 1997, primarily to acquire certain of Boardwalk's previously issued debt securities. We also incurred $118.8 million in 1998 and $27.6 million in 1997 to acquire additional adjacent land on the Strip. This land, combined with the Boardwalk site and other land we purchased in 1993, provides us with approximately 55 acres for future development with over 1,200 feet of frontage on the Las Vegas Strip between Bellagio and Monte Carlo. We are in the very early design phase for a new hotel-casino resort we expect to ultimately develop on the site. The design, timing and cost of any new resort are still highly uncertain and will depend on several factors. Among these factors is the market's absorption of the new resorts on the Las Vegas Strip and competition from gaming outside of Nevada. Because we acquired the Boardwalk and adjacent land for development of a new resort, interest cost is being capitalized on the funds used for such purchases. In the interim, Boardwalk is being accounted for as an incidental operation. Under this method, Boardwalk's operations are excluded from our consolidated operating results, and its net income, as well as rental income from the adjacent land, is recorded as a reduction in the carrying value of the land.

  We are currently converting existing meeting space at The Mirage into the new 1,260-seat Danny Gans Theatre. This popular singer/impersonator will begin performing in the new theatre in April 2000. We are also currently adding extensive meeting, convention and exhibit space at The Mirage, including a new 90,000-square foot exhibit hall. The meeting and convention space is scheduled to be completed in June of this year, and the exhibit hall is expected to open in May 2001. The total cost of these projects is anticipated to be approximately $100 million. At December 31, 1999, we had incurred approximately $23 million of this amount. We are also considering the construction of a 1,500-seat theatre at The Mirage for the presentation of a new Broadway-style musical. The design, budget and construction schedule for the new theatre have not yet been finalized.

  We are in the early design phase of a proposed expansion project at Bellagio. The project would consist of a new hotel tower with approximately 1,300 guestrooms, additional meeting and convention facilities and a new restaurant. If the project proceeds as planned, construction would begin by the third quarter of this year and take approximately two years to complete at an estimated total cost of approximately $250 million.

  In Atlantic City, we are progressing with the design and budgeting of our proposed resort development in the Marina area. Current plans for our 120-acre site call for construction of our own wholly owned hotel-casino resort and a second 50%-owned resort in partnership with Boyd Gaming Corporation. We are currently designing and will develop the master plan improvements for the entire Marina site. We previously filed an application for the major environmental permit necessary to construct a portion of these improvements, which is currently pending. As part of our agreement with the City of Atlantic City to acquire the land, we are required to remediate environmental contamination at the Marina site, which was a municipal landfill until 1975. A substantial portion of the remediation work had been completed at February 1, 2000. Also as part of our agreement with the City, we have completed demolition of the City-owned facilities previously located on the site and are in the process of relocating on-site public utilities. Construction is also continuing on the previously funded joint venture road improvement project with the State of New Jersey to improve access to the Marina area. The road improvement project is scheduled for completion in May 2001.

  The design, budget and construction schedule for our wholly owned hotel-casino on the Marina site have not yet been finalized. We intend to apply for the major environmental permit that is required to develop our resort in the second quarter of this year. Our joint venture agreement with Boyd calls for the development of a new hotel-casino resort with approximately 1,200 guestrooms on a 25-acre portion of the Marina site. Boyd will oversee the design and construction of the joint venture hotel-casino to be known as "The Borgata" and operate the resort upon completion. Under the agreement, subject to the receipt of acceptable financing as described below, we will contribute the 25 acres of land (valued at $90 million) and $60 million in cash, of which approximately $5 million had been contributed at February 1, 2000. Boyd will contribute a minimum of $150 million in cash plus any amounts necessary to fund project costs in excess of $750 million. The joint venture will attempt to obtain acceptable financing of approximately $450 million for the remaining cost of the project that is non-recourse to both our Company and Boyd. The joint venture has an application currently pending for the required major environmental permit. If the necessary permits and financing are obtained, construction of The Borgata could begin by late summer of this year.

  Both our Company and the joint venture must apply for and receive numerous other governmental permits and satisfy other conditions before construction of either hotel-casino can begin. Additionally, a current Atlantic City hotel-casino operator and others have filed various lawsuits challenging the validity of our previous agreement with the City of Atlantic City to acquire the land and seeking to stop the construction of the road improvements. We have prevailed in all of these lawsuits that have been finally adjudicated to date, but a number of lawsuits are still pending in various stages and others could be filed in the future. As a result of these factors, we cannot be certain of the ultimate development or timing of construction of the hotel-casinos planned for the Marina site.

  In 1998, we received net proceeds of $394.7 million from the issuance of $200 million principal amount of 6 5/8% notes due in 2005 and an equal principal amount of 6 3/4% notes due in 2008. We also issued debt securities in 1997 and received net proceeds of approximately $296.1 million. The debt securities issued in 1997 consisted of $200 million principal amount of 6 3/4% notes due in 2007 and $100 million principal amount of 7 1/4% debentures due in 2017.

  During 1998, we repaid the $133 million principal amount of our zero coupon notes upon maturity and retired early all $100 million principal amount of our 9 1/4% notes due in 2003. These debt retirements required total cash of approximately $237.1 million, which was provided principally by borrowings under our bank credit facility and commercial paper program.

  On May 11, 1999, we issued 16,633,663 shares of our common stock in a public offering at $25.00 per share. The $415.6 million net proceeds from the offering were used to reduce borrowings outstanding under our $1.75 billion bank credit facility and commercial paper program. During 1999, we also repurchased a total of 9,020,809 shares of our common stock in the open market and in a privately negotiated transaction. The total cost of the repurchases was approximately $130.3 million, or an average of $14.45 per share. In December 1999, our Board of Directors approved a program to repurchase up to 5,000,000 additional shares of our common stock. At February 1, 2000, no shares had been repurchased under this program. The timing and amount of future share repurchases, if any, will depend on various factors, including market conditions, available alternative investments and our financial position.

  We believe our existing cash balances, future operating cash flow and available borrowing capacity will provide us with sufficient resources to meet our existing debt obligations and foreseeable capital expenditure requirements.

Market Risk

  Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our long-term debt. To date, we have not invested in derivative- or foreign currency-based financial instruments. We attempt to limit our exposure to interest rate risk by managing the mix of our long-term fixed-rate borrowings and short-term borrowings under our revolving bank credit facility and commercial paper program.

  The following table provides information about our long-term debt at December 31, 1999.

                                                                       Estimated
                             Maturity    Face                            Fair
                               Date     Amount      Carrying Value       Value
                            ---------- --------- --------------------- ---------
                                                 (Dollars in millions)
LIBOR-based bank credit
 facility borrowings, at a
 weighted average interest
 rate of approximately      Various to
 6.68%....................   Feb. 2000 $ 1,155.0       $1,155.0        $1,155.0
Commercial paper notes, at
 a weighted average
 effective interest rate    Various to
 of approximately 6.59%...   Jan. 2000     107.4          106.6           106.6
6 5/8% notes..............   Feb. 2005     200.0          199.2           183.6
7 1/4% notes..............   Oct. 2006     250.0          249.7           230.2
6 3/4% notes..............   Aug. 2007     200.0          199.3           176.6
6 3/4% notes..............   Feb. 2008     200.0          199.1           174.0
7 1/4% debentures.........   Aug. 2017     100.0           99.7            83.5
Other notes, at a weighted
 average interest rate of   Various to
 approximately 8.7%.......   Aug. 2010       1.7            1.7             1.7
                                       ---------       --------        --------
                                       $ 2,214.1       $2,210.3        $2,111.2
                                       =========       ========        ========

  There are no principal payments due on our debt securities prior to their maturity.

  At December 31, 1998, the face amount, carrying value and estimated fair value of our long-term debt was approximately $2.4 billion. Our fixed-rate debt at that date consisted of the notes and debentures listed above, and our bank credit facility borrowings totaled $1.43 billion at a weighted average interest rate of approximately 5.75%. No borrowings were outstanding under our commercial paper program.

  Borrowings under our $1.75 billion bank credit facility are unsecured and bear interest, at our option, at the prime rate or at a specified premium over the one-, two-, three- or six-month London Interbank Offered Rate, a rate that fluctuates daily. The premium is based on the credit rating of our 7 1/4% notes due October 2006 and our Leverage Ratio (as defined). At February 1, 2000, the premium was 0.50% per annum. Alternatively, we may request interest rate bids from the participating banks. Outstanding borrowings under our $500 million commercial paper program count against the availability under our bank credit facility. Borrowings under our bank credit facility and commercial paper program are classified as long-term debt because we intend to replace these borrowings as they come due and to have these borrowings outstanding for longer than one year. However, the amount of our outstanding borrowings is expected to fluctuate and may be reduced from time to time. The bank credit facility matures in March 2002.

Year 2000 Readiness

  In the past, many computer software programs were written using two digits rather than four to define the applicable year. As a result, date-sensitive computer software may recognize a date using "00" as the year 1900 rather than the year 2000. This is generally referred to as the "Year 2000 issue." If this situation occurs, the potential exists for computer system failures or miscalculations by computer programs, which could disrupt operations.

  We completed an extensive program to ensure that our computer systems are Year 2000 compliant and have experienced no significant problems to date associated with the Year 2000 issue. Additionally, there are no claims pending or, to our knowledge, threatened against us arising out of the Year 2000 issue.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Directors and Stockholders
of Mirage Resorts, Incorporated

  We have audited the accompanying consolidated balance sheets of Mirage Resorts, Incorporated (a Nevada corporation) and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mirage Resorts, Incorporated and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for the years ended December 31, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.

  As explained in Note 2 of the Notes to Consolidated Financial Statements, effective January 1, 1999, the Company changed its method of accounting for start-up activities.

                                          ARTHUR ANDERSEN LLP

Las Vegas, Nevada
January 24, 2000

                          MIRAGE RESORTS, INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share amounts)

                                                             At December 31
                                                          ---------------------
                                                             1999       1998
                                                          ---------- ----------
                                     ASSETS

Current assets
  Cash and cash equivalents.............................. $  139,488 $   74,814
  Trade receivables, net of allowance for doubtful
   accounts of $46,869 and $40,480.......................    147,445    118,125
  Other receivables......................................     33,912     41,111
  Inventories............................................     94,351     74,195
  Preopening costs.......................................        --      24,718
  Deferred income taxes..................................     24,558     23,180
  Prepaid expenses and other.............................     35,948     42,334
                                                          ---------- ----------
    Total current assets.................................    475,702    398,477
Property and equipment, net..............................  3,970,875  3,290,189
Construction in progress.................................    124,342    539,530
Other assets, net........................................    233,387    302,006
                                                          ---------- ----------
                                                          $4,804,306 $4,530,202
                                                          ========== ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Trade accounts payable............................... $   39,369  $   51,220
  Construction payables................................     12,063      42,859
  Accrued liabilities..................................    272,819     234,047
  Current maturities of long-term debt.................        246         404
                                                        ----------  ----------
    Total current liabilities..........................    324,497     328,530
Long-term debt, net of current maturities..............  2,210,033   2,378,507
Other liabilities, including deferred income taxes of
 $232,570 and $207,063.................................    245,874     221,328
                                                        ----------  ----------
    Total liabilities..................................  2,780,404   2,928,365
                                                        ----------  ----------
Commitments and contingencies

Stockholders' equity
  Common stock, par value $0.004: authorized
   1,125,000,000 shares; issued 235,147,650 shares;
   outstanding 189,994,297 and 180,119,931 shares......        940         940
  Additional paid-in capital...........................  1,083,459     738,665
  Retained earnings....................................  1,255,888   1,145,497
  Treasury stock, at cost: 45,153,353 and 55,027,719
   shares..............................................   (316,385)   (283,265)
                                                        ----------  ----------
    Total stockholders' equity.........................  2,023,902   1,601,837
                                                        ----------  ----------
                                                        $4,804,306  $4,530,202
                                                        ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                          MIRAGE RESORTS, INCORPORATED

                       CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)

                                                  Year ended December 31
                                             ----------------------------------
                                                1999        1998        1997
                                             ----------  ----------  ----------
Revenues
  Casino...................................  $1,243,625  $  821,964  $  784,512
  Rooms....................................     522,566     329,873     297,885
  Food and beverage........................     456,811     257,373     218,974
  Entertainment............................     184,355     106,803      97,924
  Retail...................................     141,632      76,313      65,703
  Other....................................     100,863      57,391      51,450
                                             ----------  ----------  ----------
                                              2,649,852   1,649,717   1,516,448
  Less--promotional allowances.............    (247,179)   (153,167)   (127,498)
                                             ----------  ----------  ----------
                                              2,402,673   1,496,550   1,388,950
                                             ----------  ----------  ----------
Operating costs and expenses
  Casino...................................     690,179     453,691     414,482
  Rooms....................................     164,610     105,459      88,705
  Food and beverage........................     314,689     177,696     143,069
  Entertainment............................     146,741      88,739      77,377
  Retail...................................     100,604      53,437      44,068
  Other....................................      52,707      30,984      26,487
  Provision for losses on receivables......      31,911      27,677      19,213
  General and administrative...............     328,390     191,377     161,960
  Depreciation and amortization............     205,163     105,298      87,956
                                             ----------  ----------  ----------
                                              2,034,994   1,234,358   1,063,317
                                             ----------  ----------  ----------
Operating profit...........................     367,679     262,192     325,633
Corporate expense..........................     (49,686)    (48,953)    (29,193)
Preopening and related promotional expense.     (42,130)    (88,313)        --
Equity in earnings of Monte Carlo..........      29,164      27,179      29,601
                                             ----------  ----------  ----------
Income from operations.....................     305,027     152,105     326,041
Interest cost..............................    (147,359)   (130,598)    (70,350)
Interest capitalized.......................      29,834      97,870      62,673
Income from terminated acquisition effort..      24,462         --          --
Other, including interest income...........       6,126      15,801       6,715
                                             ----------  ----------  ----------
Income before income taxes, extraordinary
 item and cumulative effect of change in
 accounting principle......................     218,090     135,178     325,079
Provision for income taxes.................     (77,122)    (49,953)   (115,276)
                                             ----------  ----------  ----------
Income before extraordinary item and
 cumulative effect of change in accounting
 principle.................................     140,968      85,225     209,803
Extraordinary item--loss on early
 retirements of debt, net of applicable
 income tax benefit........................         --       (3,521)     (2,225)
Cumulative effect (to January 1, 1999) of
 change in method of accounting for
 preopening costs, net of applicable income
 tax benefit...............................     (30,577)        --          --
                                             ----------  ----------  ----------
Net income.................................  $  110,391  $   81,704  $  207,578
                                             ==========  ==========  ==========
Income per share of common stock
  Income before extraordinary item and
   cumulative effect of change in
   accounting principle
    Basic..................................  $     0.74  $     0.47  $     1.17
    Diluted................................        0.70        0.45        1.09
  Net income
    Basic..................................  $     0.58  $     0.45  $     1.16
    Diluted................................        0.55        0.43        1.08

  The accompanying notes are an integral part of these consolidated financial statements.

                          MIRAGE RESORTS, INCORPORATED

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)

                           Common Stock
                         ------------------ Additional
                           Shares      Par   Paid-in    Retained  Treasury
                         Outstanding  Value  Capital    Earnings    Stock      Total
                         -----------  ----- ---------- ---------- ---------  ----------
Balances, January 1,
 1997................... 178,335,915  $940  $  725,240 $  856,215 $(291,512) $1,290,883
  Exercise of common
   stock options........   1,136,888   --          369        --      5,842       6,211
  Tax benefit from stock
   option exercises.....         --    --        6,580        --        --        6,580
  Repurchases of common
   stock................     (50,981)  --          --         --     (1,126)     (1,126)
  Other.................         --    --        2,358        --        --        2,358
  Net income............         --    --          --     207,578       --      207,578
                         -----------  ----  ---------- ---------- ---------  ----------
Balances, December 31,
 1997................... 179,421,822   940     734,547  1,063,793  (286,796)  1,512,484
  Exercise of common
   stock options........     701,500   --          629        --      3,605       4,234
  Tax benefit from stock
   option exercises.....         --    --        3,258        --        --        3,258
  Repurchases of common
   stock................      (3,391)  --          --         --        (74)        (74)
  Other.................         --    --          231        --        --          231
  Net income............         --    --          --      81,704       --       81,704
                         -----------  ----  ---------- ---------- ---------  ----------
Balances, December 31,
 1998................... 180,119,931   940     738,665  1,145,497  (283,265)  1,601,837
  Exercise of common
   stock options........   2,261,512   --        4,120        --     11,716      15,836
  Tax benefit from stock
   option exercises.....         --    --       10,602        --        --       10,602
  Issuance of common
   stock................  16,633,663   --      330,072        --     85,490     415,562
  Repurchases of common
   stock................  (9,020,809)  --          --         --   (130,326)   (130,326)
  Net income............         --    --          --     110,391       --      110,391
                         -----------  ----  ---------- ---------- ---------  ----------
Balances, December 31,
 1999................... 189,994,297  $940  $1,083,459 $1,255,888 $(316,385) $2,023,902
                         ===========  ====  ========== ========== =========  ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                          MIRAGE RESORTS, INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                Year ended December 31
                                           -----------------------------------
                                             1999        1998         1997
                                           ---------  -----------  -----------
Cash flows from operating activities
 Net income............................... $ 110,391  $    81,704  $   207,578
 Adjustments to reconcile net income to
  net cash provided by
  operating activities
    Provision for losses on receivables...    31,911       27,677       19,213
    Depreciation and amortization of
     property and equipment, including
     amounts reported as corporate
     expense..............................   216,778      118,004       97,533
    Expensed preopening and related
     promotional costs....................    42,130       88,313          --
    Equity in earnings of Monte Carlo.....   (29,164)     (27,179)     (29,601)
    Distributions from Monte Carlo........    34,000       20,900          --
    Non-recurring charges, before related
     income tax benefit
      Loss on early retirements of debt...       --         5,418        3,422
      Cumulative effect of change in
       method of accounting for preopening
       costs..............................    46,967          --           --
    Deferred income taxes.................    24,129        4,851       15,076
    Changes in components of working
     capital pertaining to
     operating activities
      Increase in trade receivables.......   (61,231)     (43,330)     (50,652)
      Increase in inventories.............   (20,156)     (45,016)      (1,625)
      (Increase) decrease in other current
       assets.............................     1,654      (31,680)       4,729
      Increase in trade accounts payable
       and accrued liabilities............    33,933       78,163       12,193
    Other adjustments.....................    (2,176)       2,030       16,091
                                           ---------  -----------  -----------
      Net cash provided by operating
       activities.........................   429,166      279,855      293,957
                                           ---------  -----------  -----------
Cash flows from investing activities
 Preopening and related promotional costs.   (42,130)    (102,306)     (22,220)
 Capital expenditures.....................  (509,399)  (1,158,497)  (1,058,900)
 (Increase) decrease in construction
  deposits................................    30,323      (19,375)    (111,665)
 Increase (decrease) in preopening and
  construction payables...................   (37,544)     (10,608)      26,255
 Proceeds from sales of property and
  equipment...............................    43,018       99,077       30,825
 Boardwalk acquisition costs, net of cash
  acquired................................       --       (55,562)     (51,917)
 Joint venture and other investments......    (6,250)     (14,510)      (2,490)
 Other investing activities...............    14,768      (18,623)      (6,309)
                                           ---------  -----------  -----------
      Net cash used for investing
       activities.........................  (507,214)  (1,280,404)  (1,196,421)
                                           ---------  -----------  -----------
Cash flows from financing activities
 Net increase (decrease) in bank credit
  facility and commercial
  paper borrowings........................  (168,391)     817,205      612,795
 Issuance of long-term debt...............       --       394,728      296,052
 Retirement of long-term debt.............       --      (237,110)         --
 Issuance of common stock.................   415,562          --           --
 Repurchases of common stock..............  (130,326)         (74)      (1,126)
 Exercise of common stock options,
  including related income
  tax benefit.............................    26,438        7,492       12,791
 Other financing activities...............      (561)      (6,215)        (619)
                                           ---------  -----------  -----------
      Net cash provided by financing
       activities.........................   142,722      976,026      919,893
                                           ---------  -----------  -----------
Cash and cash equivalents
 Increase (decrease) for the year.........    64,674      (24,523)      17,429
 Balance, beginning of year...............    74,814       99,337       81,908
                                           ---------  -----------  -----------
 Balance, end of year..................... $ 139,488  $    74,814  $    99,337
                                           =========  ===========  ===========
Supplemental cash flow disclosures
 Interest paid, net of amounts
  capitalized............................. $ 123,211  $     6,223  $       --
 Income taxes paid, net of refunds........    16,000       41,000       72,000

  The accompanying notes are an integral part of these consolidated financial statements.

                         MIRAGE RESORTS, INCORPORATED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation. Mirage Resorts, Incorporated (the "Company") was incorporated in Nevada in 1949 as the successor to a partnership that began business in 1946. The Company, through wholly owned subsidiaries, owns and operates casino-based entertainment resorts. These resorts include Bellagio (which opened on October 15, 1998), The Mirage, Treasure Island and the Holiday Inn(R) Casino Boardwalk (the "Boardwalk"), all located on the Las Vegas Strip. See Note 3 for information concerning the Company's June 1998 acquisition of the Boardwalk.

  The Company also owns the Golden Nugget, located in downtown Las Vegas, and the Golden Nugget-Laughlin, located along the Colorado River in Laughlin, Nevada. The Company's newest resort, Beau Rivage, opened on March 16, 1999. Beau Rivage is a 1,780-guestroom beachfront resort located on an approximately 41-acre site where Interstate 110 meets the Gulf Coast in Biloxi, Mississippi. In addition, the Company is a 50% partner in a joint venture that owns and operates the Monte Carlo Resort & Casino on the Las Vegas Strip ("Monte Carlo").

  Principles of consolidation. The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany balances and transactions have been eliminated. Investments in 50% or less owned entities over which the Company has the ability to exercise significant influence, including joint ventures such as Monte Carlo, are accounted for using the equity method.

  Revenues and promotional allowances. Casino revenues represent the net win from gaming activities, which is the difference between gaming wins and losses. Non-casino revenues include the estimated retail value of rooms, food and beverage and other goods and services provided to customers on a complimentary basis as follows:

                                                        Year ended December 31
                                                      --------------------------
                                                        1999     1998     1997
                                                      -------- -------- --------
   Rooms............................................. $105,168 $ 65,399 $ 55,153
   Food and beverage.................................  127,167   79,629   64,575
   Other.............................................   14,844    8,139    7,770
                                                      -------- -------- --------
                                                      $247,179 $153,167 $127,498
                                                      ======== ======== ========

  Such amounts are then deducted as promotional allowances. The estimated costs of providing these promotional allowances, totaling $178.1 million in 1999, $112.9 million in 1998 and $90.2 million in 1997, have been classified primarily as casino costs and expenses.

  Cash and cash equivalents. The Company classifies as cash equivalents all highly liquid debt instruments with a maturity of three months or less when purchased. Cash equivalents are carried at cost, which approximates fair value.

  Concentrations of credit risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of short-term investments and receivables.

  The Company's short-term investments typically consist of U.S. Government-backed repurchase agreements with maturities of 30 days or less. Such investments are made with financial institutions having a high credit quality and the Company limits the amount of its credit exposure to any one financial institution. Due to the short-term nature of the instruments, the Company does not take possession of the securities, which are instead held in a custodial account.

  The Company extends credit to approved casino customers following background checks and investigations of creditworthiness. At December 31, 1999, a substantial portion of the Company's receivables was due from customers residing in foreign countries. Business or economic conditions or other significant events in these countries could affect the collectibility of such receivables.

  An estimated allowance for doubtful accounts is maintained to reduce the Company's receivables to their carrying amount, which approximates fair value. Management believes that as of December 31, 1999, no significant concentrations of credit risk existed for which an allowance had not already been determined and recorded.

  Inventories. Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out and specific identification methods.

  Property and equipment. Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

  The costs of significant improvements are capitalized. Costs of normal repairs are charged to expense as incurred. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are eliminated from the respective accounts and any resulting gain or loss is included in income.

  Capitalized interest. The interest cost associated with a major construction project is capitalized and included in the cost of the project. When no debt is incurred specifically for a project, interest is capitalized on amounts expended on the project using the weighted-average cost of the Company's outstanding borrowings. Capitalization of interest ceases when the project is substantially complete.

  Debt discount and issuance costs. Debt discount and issuance costs are capitalized and amortized to interest cost using the effective interest method.

  Income per share of common stock. The weighted-average number of common and common equivalent shares used in the calculation of basic and diluted earnings per share consisted of the following:

                                                 Year ended December 31
                                           -----------------------------------
                                              1999        1998        1997
                                           ----------- ----------- -----------
   Weighted-average common shares
    outstanding (used in the calculation
    of basic earnings per share).......... 190,714,631 179,679,123 178,816,348
   Potential dilution from the assumed
    exercise of common stock options......   9,524,884  11,285,181  13,719,527
                                           ----------- ----------- -----------
   Weighted-average common and common
    equivalent shares (used in the
    calculation of diluted earnings
    per share)............................ 200,239,515 190,964,304 192,535,875
                                           =========== =========== ===========

  Stock options with an exercise price higher than the average market price of the common stock during the period are excluded from the calculation of diluted earnings per share. As a result, the calculation excluded a weighted average of 7,391,497 stock options for 1999 and 7,259,547 for 1998. The number of stock options excluded from the calculation for 1997 was not material.

  Reclassifications. Certain amounts in the 1998 and 1997 consolidated financial statements have been reclassified to conform to the 1999 presentation. These reclassifications had no effect on the Company's net income.

  Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes to consolidated financial statements. Actual results could differ from those estimates.

NOTE 2 -- ACCOUNTING CHANGE

  Effective January 1, 1999, the Company adopted Statement of Position No. 98-5--Reporting on the Costs of Start-Up Activities ("SOP 98-5"). The provisions of SOP 98-5 are effective for fiscal years beginning after December 15, 1998 and require the costs associated with start-up activities (including preopening costs of casinos) to be expensed as incurred. The Company previously capitalized preopening costs and amortized them to expense over the 60-day period following opening of the related facility. As required by SOP 98-5, the Company wrote off all capitalized preopening costs as of January 1, 1999 associated with Beau Rivage and its development activities in Atlantic City, New Jersey. The write-off resulted in a charge of $30.6 million
($0.16 per share basic and $0.15 per share diluted), net of income tax benefit of $16.4 million. During 1999, the Company also incurred and expensed an additional $42.1 million ($27.6 million, $0.14 per share basic and diluted, net of income tax benefit) of preopening and related promotional costs associated with these projects.

  Under the Company's previous accounting method, all $55.1 million ($36.0 million, $0.19 per share basic and $0.18 per share diluted, net of income tax benefit) of Beau Rivage's preopening and related promotional costs would have been amortized to expense during 1999.

NOTE 3 -- ACQUISITION OF BOARDWALK CASINO, INC.

  On June 30, 1998, the Company completed the acquisition of Boardwalk Casino, Inc. (the company that owns and operates the Boardwalk) and certain related assets for a total purchase price of approximately $112.0 million in cash. Approximately $51.9 million of this amount was expended in 1997. The acquisition was accounted for pursuant to the purchase method, with approximately $145.9 million allocated to the assets acquired and approximately $33.9 million to the liabilities assumed based upon their respective estimated fair values.

  Combined with adjacent land owned by the Company, the Boardwalk acquisition provides an approximately 55-acre site for future development with over 1,200 feet of frontage on the Las Vegas Strip between Bellagio and Monte Carlo. The Company is in the very early design phase for a new hotel-casino resort expected to be ultimately developed on the site. The design, timing and cost of any such future development, however, are still highly uncertain. Because the Boardwalk and adjacent land were acquired for development of a new resort, interest cost is being capitalized on the funds used for such purchases. In the interim, the Boardwalk is being accounted for as an incidental operation. Under this method, the Boardwalk's operations are excluded from the Company's consolidated operating results and its net income, as well as rental income from the adjacent land, is recorded as a reduction in the carrying value of the land.

NOTE 4 -- PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                                            At December 31
                                                         ----------------------
                                                            1999        1998
                                                         ----------  ----------
      Land.............................................. $  632,330  $  607,318
      Land improvements.................................    252,527     236,441
      Buildings.........................................  2,078,147   1,679,262
      Furniture, fixtures and equipment.................  1,932,462   1,500,200
                                                         ----------  ----------
                                                          4,895,466   4,023,221
      Less accumulated depreciation.....................   (924,591)   (733,032)
                                                         ----------  ----------
                                                         $3,970,875  $3,290,189
                                                         ==========  ==========

NOTE 5 -- OTHER ASSETS, NET

  Other assets, net consisted of the following:

                                                               At December 31
                                                              -----------------
                                                                1999     1998
                                                              -------- --------
      Construction and other deposits........................ $ 73,568 $135,390
      Joint venture and other investments....................  118,221  101,613
      Other, net.............................................   41,598   65,003
                                                              -------- --------
                                                              $233,387 $302,006
                                                              ======== ========

NOTE 6 -- ACCRUED LIABILITIES

  Accrued liabilities consisted of the following:

                                                               At December 31
                                                              -----------------
                                                                1999     1998
                                                              -------- --------
      Customer deposits...................................... $ 66,664 $ 46,354
      Payroll and related....................................   61,820   55,200
      Outstanding gaming chips and tokens....................   37,281   32,018
      Interest...............................................   32,615   39,842
      Other..................................................   74,439   60,633
                                                              -------- --------
                                                              $272,819 $234,047
                                                              ======== ========

NOTE 7 -- LONG-TERM DEBT

  Long-term debt consisted of the following:

                                                           At December 31
                                                        ----------------------
                                                           1999        1998
                                                        ----------  ----------
      Revolving bank credit facility, at a weighted
       average interest rate of 6.68% and 5.75%.......  $1,155,000  $1,430,000
      Commercial paper notes, at a weighted average
       effective interest rate of 6.59%...............     106,609         --
      6 5/8% notes, due February 2005, net of
       unamortized original issue discount of $817 and
       $947...........................................     199,183     199,053
      7 1/4% notes, due October 2006, net of
       unamortized original issue discount of $247 and
       $274...........................................     249,753     249,726
      6 3/4% notes, due August 2007, net of
       unamortized original issue discount of $739 and
       $811...........................................     199,261     199,189
      6 3/4% notes, due February 2008, net of
       unamortized original issue discount of $909 and
       $991...........................................     199,091     199,009
      7 1/4% debentures, due August 2017, net of
       unamortized original issue discount of $287 and
       $295...........................................      99,713      99,705
      Other notes.....................................       1,669       2,229
                                                        ----------  ----------
                                                         2,210,279   2,378,911
      Less current maturities.........................        (246)       (404)
                                                        ----------  ----------
                                                        $2,210,033  $2,378,507
                                                        ==========  ==========

  Borrowings under the Company's $1.75 billion revolving bank credit facility (the "Bank Facility") are uncollateralized and bear interest, at the Company's option, at the prime rate or at a specified premium over the one-, two-, three- or six-month London Interbank Offered Rate ("LIBOR"). The premium is based on the credit rating of the 7 1/4% notes due October 2006 and the Company's Leverage Ratio (as defined). Alternatively, the Company may request interest rate bids from the participating banks. The Company incurs an annual commitment fee on the unused portion of the Bank Facility, which is also based on the rating of the 7 1/4% notes. At December 31, 1999, the interest rate premium was 0.50% per annum and the commitment fee was 0.15% per annum.

  The loan agreement governing the Bank Facility contains a covenant that the Company will not permit its Leverage Ratio to exceed a specified amount. The loan agreement also provides that, with certain limited exceptions, the Company and its subsidiaries will not further encumber their assets or dispose of their Core Assets (as defined).

  The Company has a commercial paper program that provides for the issuance, on a revolving basis, of up to $500 million outstanding principal amount of uncollateralized short-term notes. The Company is required to maintain credit availability under the Bank Facility equal to the outstanding principal amount of commercial paper borrowings.

  Bank Facility borrowings and commercial paper notes are classified as long-term debt because management intends to replace such borrowings as they come due and to have such borrowings outstanding for a period greater than one year. However, the amount of outstanding borrowings is expected to fluctuate and may be reduced from time to time.

  All of the outstanding notes and debentures issued by the Company are redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of:

  .  100% of the principal amount, or

  . The sum of the present values of the remaining scheduled interest and principal payments discounted to the date of redemption on a semiannual basis at the Adjusted Treasury Rate (as defined),

  plus, in either case, accrued interest to the redemption date.

  At December 31, 1999, maturities of the Company's long-term debt during the next five years totaled $1.3 billion. This amount principally represents amounts borrowed under or backed by the Bank Facility, which matures in March 2002.

  The estimated fair value of the Company's long-term debt at December 31, 1999 was approximately $2,111,000, versus its book value of $2,210,279. At December 31, 1998, the estimated fair value of the Company's long-term debt was approximately $2,367,000, versus its book value of $2,378,911. The estimated fair value of the Company's outstanding Bank Facility borrowings and commercial paper notes was assumed to approximate book value due to the short-term nature of the borrowings. The estimated fair value of the Company's debt securities that are traded was based on quoted market prices on or about December 31, 1999 and 1998. The fair value of the Company's other debt was estimated based on discounted cash flows using current rates offered to the Company for debt securities having similar remaining maturities.

NOTE 8 -- INCOME TAXES

  The provision for income taxes for financial reporting purposes consisted of the following:

                                                     Year ended December 31
                                                    ---------------------------
                                                      1999     1998      1997
                                                    --------  -------  --------
      Income from continuing operations...........  $ 77,122  $49,953  $115,276
      Tax benefit from cumulative effect of change
       in accounting principle....................   (16,390)     --        --
      Tax benefit from extraordinary losses on
       early retirements of debt..................       --    (1,897)   (1,198)
                                                    --------  -------  --------
                                                    $ 60,732  $48,056  $114,078
                                                    ========  =======  ========


  The provision for income taxes attributable to income from continuing operations consisted of the following:


                                                     Year ended December 31
                                                    ---------------------------
                                                      1999     1998      1997
                                                    --------  -------  --------
      Current
        Federal...................................  $ 36,059  $45,051  $ 90,185
        State.....................................       544       51        15
                                                    --------  -------  --------
                                                      36,603   45,102    90,200
      Deferred
        Federal...................................    40,519    4,851    25,076
                                                    --------  -------  --------
                                                    $ 77,122  $49,953  $115,276
                                                    ========  =======  ========

  The provision for income taxes attributable to income from continuing operations differs from the amount computed at the 35% federal income tax statutory rate as a result of the following:

                                                      Year ended December 31
                                                     --------------------------
                                                       1999    1998      1997
                                                     -------- -------  --------
      Amount at statutory rate...................... $ 76,332 $47,312  $113,778
      Nondeductible contributions...................      383   3,033        76
      Other.........................................      407    (392)    1,422
                                                     -------- -------  --------
                                                     $ 77,122 $49,953  $115,276
                                                     ======== =======  ========


  The Internal Revenue Service has completed examinations of the Company's federal income tax returns for the years 1991 and 1992 and an examination of the years 1993 and 1994 is currently in process. A number of adjustments have been proposed but no settlement has been reached. In the opinion of management, any tax liability arising from these examinations will not have a material adverse effect on the Company's financial position or results of operations.

  The components of the deferred tax liability consisted of the following:

                                                               At December 31
                                                              -----------------
                                                                1999     1998
                                                              -------- --------
      Deferred tax liabilities
        Temporary differences related to property and
         equipment........................................... $304,575 $220,143
        Other temporary differences..........................   23,949   22,374
                                                              -------- --------
          Gross deferred tax liabilities.....................  328,524  242,517
                                                              -------- --------

      Deferred tax assets
        Preopening costs.....................................   42,456   25,142
        Alternative minimum tax credit.......................   34,784      --
        Temporary differences related to receivables.........   22,153   17,625
        Other temporary differences..........................   21,119   15,867
                                                              -------- --------
          Gross deferred tax assets..........................  120,512   58,634
                                                              -------- --------
          Net deferred tax liabilities....................... $208,012 $183,883
                                                              ======== ========

NOTE 9 -- EMPLOYEE BENEFIT PLANS

  Employees of the Company who are members of various unions are covered by union-sponsored, collectively bargained, multi-employer health and welfare and defined benefit pension plans. The Company recorded an expense of $47.1 million in 1999, $33.9 million in 1998 and $29.8 million in 1997 under such plans. The plans' sponsors have not provided sufficient information to permit the Company to determine its share of unfunded vested benefits, if any.

  The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its non-union employees. The plan allows employees to defer, within prescribed limits, up to 15% of their income on a pre-tax basis through contributions to the plan. The Company matches, within prescribed limits, 50% of eligible employees' contributions up to 4% of their individual earnings. The Company recorded charges for matching contributions of $5.5 million in 1999, $4.8 million in 1998 and $4.3 million in 1997.

  The Company also has deferred compensation and retirement arrangements with certain of its executives and directors. Benefits payable under the arrangements represent unfunded and unsecured liabilities of the Company. The expense for these arrangements was not material for the periods presented. At December 31, 1999 and 1998, the liability for the arrangements was $12.1 million and $12.9 million, respectively.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

  Leases. The Company leases real estate and various equipment under operating lease arrangements. Certain real estate leases provide for escalation of rent based upon a specified price index. Future minimum payments for lease commitments in effect at December 31, 1999 total $95.0 million. Of this amount, $36.3 million is payable during the five-year period subsequent to December 31, 1999. Aggregate rent cost was $17.9 million in 1999, $14.4 million in 1998 and $5.6 million in 1997.

  Entertainment services. The Company has entered into long-term agreements for entertainment productions appearing in the showrooms at its major hotel-casinos. Under the agreements, the producers of the shows generally receive a percentage of show and related revenues and/or a percentage of show profits. Producers of certain of the productions also receive a specified payment per show. The producers are responsible for paying the talent and most other costs of presenting the shows. Generally, the Company may terminate the agreements without material financial obligation under certain conditions, including failure of the respective show to achieve specified financial results.

  Litigation. The Company is a party to various legal proceedings, most of which relate to routine matters incidental to its business. Management does not believe that the outcome of such proceedings will have a material adverse effect on the Company's financial position or results of operations.

NOTE 11 -- STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

  The Company has various fixed stock option plans under which options are granted to employees and directors of the Company. Options granted under the plans typically have an exercise price equal to the market price of the Company's common stock on the date of grant and a term of 10 years. Certain of the plans also permit the grant of stock appreciation rights ("SARs"). At December 31, 1999, no SARs had been granted under the plans.

  Summarized information for the stock option plans is as follows:

                                                      Year ended December 31
                          ---------------------------------------------------------------------------------
                                    1999                        1998                       1997
                          -------------------------- --------------------------- --------------------------
                                        Weighted-                   Weighted-                  Weighted-
                                         Average                     Average                    Average
                           Options    Exercise Price   Options    Exercise Price  Options    Exercise Price
                          ----------  -------------- -----------  -------------- ----------  --------------
Outstanding at beginning
 of year................  37,447,206      $ 9.62      36,578,562      $10.66     34,842,950      $ 9.47
Granted.................   4,452,500       13.83      19,895,255       15.91      2,872,500       23.00
Exercised...............  (2,261,512)       7.00        (701,500)       6.04     (1,136,888)       5.46
Terminated..............  (3,133,988)      14.53     (18,325,111)      18.65            --          --
                          ----------                 -----------                 ----------
Outstanding at end of
 year...................  36,504,206        9.87      37,447,206        9.62     36,578,562       10.66
                          ==========                 ===========                 ==========
Options exercisable at
 end of year............  20,457,404      $ 7.43      21,002,682      $ 6.97     19,218,730      $ 6.44
Options and SARs
 available for grant at
 end of year............   2,906,012                   4,224,524                    794,668

  In December 1998, a total of 18,235,111 outstanding stock options with a weighted-average exercise price of $18.66 were terminated in exchange for the grant of 15,592,144 stock options with an exercise price of $14.38, the closing sale price of the Company's common stock on the date of the exchange. The options granted in the exchange were intended to have the same theoretical value to each option holder as the terminated options, determined using an option-pricing model. Other than the exercise price, the options granted in the exchange have the same terms as the terminated options, including the respective vesting dates and remaining contractual lives.

  The following table summarizes information about stock options outstanding at December 31, 1999:

                       Options Outstanding                          Options Exercisable
  -------------------------------------------------------------  ---------------------------
                                       Weighted-
                                        Average
                                       Remaining    Weighted-                   Weighted-
        Range of            Number    Contractual    Average       Number        Average
     Exercise Prices      Outstanding    Life     Exercise Price Exercisable  Exercise Price
     ---------------      ----------- ----------- -------------- -----------  --------------
  $ 3.80 to $ 5.98......  10,568,700   1.8 years      $ 4.72      8,568,700       $ 4.77
    6.55 to  13.63......  11,536,000   4.8              8.92      8,816,000         7.60
   14.00 to  14.38......  13,700,506   6.3             14.34      3,034,404        14.38
   14.56 to  22.06......     699,000   9.5             15.94         38,300        16.05
                          ----------                             ----------
                          36,504,206   4.6              9.87     20,457,404         7.43
                          ==========                             ==========

  The accounting standard that applies to stock options provides, among other things, that stock options granted to employees may be accounted for using either the fair value or intrinsic value-based method. Under the fair value-based method, compensation cost is measured at the date of grant based on the estimated value of the options determined using an option-pricing model. The model takes into account the stock price at the grant date, the exercise price and expected life of the option, the volatility of the stock, expected dividends on the stock and the risk-free interest rate over the expected life of the option.

  The intrinsic value-based method measures compensation cost by the excess, if any, of the market price of the stock at the date of grant over the exercise price of the options. Under both methods, compensation cost is charged to earnings over the period that the options become exercisable. The Company uses the intrinsic value-based method to account for employee stock options. Accordingly, no material compensation cost has been recognized.

  The following table discloses the Company's pro forma net income and net income per share assuming compensation cost for employee stock options had been determined using the fair value-based method. The table also discloses the weighted-average assumptions used in estimating the fair value of each option grant on the date of grant and the estimated weighted-average fair value of the options granted. The option-pricing model used in the calculations assumes no expected future dividend payments on the Company's common stock. The model also implicitly assumes that the price of the Company's stock will appreciate from the price at the time that the options were granted.

                                               Year ended December 31
                                          ----------------------------------
                                             1999        1998        1997
                                          ----------  ----------  ----------
   Income before extraordinary item and
    cumulative effect of change
    in accounting principle
     As reported......................... $  140,968  $   85,225  $  209,803
     Pro forma...........................    122,275      67,730     197,290
   Net income
     As reported......................... $  110,391  $   81,704  $  207,578
     Pro forma...........................     91,698      64,209     195,065
   Income per share before extraordinary
    item and cumulative effect of change
    in accounting principle
     Basic
       As reported....................... $     0.74  $     0.47  $     1.17
       Pro forma.........................       0.64        0.38        1.10
     Diluted
       As reported....................... $     0.70  $     0.45  $     1.09
       Pro forma.........................       0.63        0.36        1.04
   Net income per share
     Basic
       As reported....................... $     0.58  $     0.45  $     1.16
       Pro forma.........................       0.48        0.36        1.09
     Diluted
       As reported....................... $     0.55  $     0.43  $     1.08
       Pro forma.........................       0.47        0.35        1.03
   Weighted-average assumptions
     Expected stock price volatility.....      37.57%      35.00%      35.14%
     Risk-free interest rate.............       5.88%       4.72%       6.49%
     Expected option life................  6.6 years   5.8 years   6.2 years
     Estimated fair value of options
      granted............................ $     6.69  $     6.69  $    11.05
   Weighted-average vesting period of
    options granted......................  4.8 years   4.9 years   5.3 years

NOTE 12 -- CAPITAL STOCK

  On May 11, 1999, the Company issued 16,633,663 shares of its common stock in a public offering at $25.00 per share. The net proceeds from the offering of approximately $415.6 million were used to reduce the Company's outstanding bank credit facility and commercial paper borrowings.

  During 1999, the Company repurchased a total of 9,020,809 shares of its common stock in the open market and in a privately negotiated transaction. The total cost of the repurchases was approximately $130.3 million, or an average of $14.45 per share.

  In December 1999, the Board of Directors approved a program to repurchase up to 5,000,000 additional shares of the Company's common stock. At December 31, 1999, no shares had been repurchased pursuant to this program. The timing and amount of future share repurchases, if any, will depend on various factors, including market conditions, available alternative investments and the Company's financial position.

  The Company's Articles of Incorporation authorize 5,000,000 shares of preferred stock, none of which has been issued.

NOTE 13 -- EXTRAORDINARY LOSS AND OTHER NON-RECURRING ITEMS

  Business interruption insurance proceeds. The "Other" revenue caption in 1999 includes approximately $12.0 million associated with the settlement of a business interruption insurance claim at Beau Rivage related to a major hurricane that struck the Biloxi, Mississippi area in September 1998.

  Income from terminated acquisition effort. In April 1999, the Company evaluated the possible acquisition of the gaming operations of a major competitor. As part of the negotiations, it was agreed that the Company would receive a fee as compensation for its evaluation efforts should the operations be sold to another bidder. In late December 1999, a competing bidder completed the acquisition of the operations and in early January 2000 the Company received the agreed-upon fee. After deducting the related costs, the Company recorded income in 1999 of approximately $24.5 million associated with the transaction.

  Extraordinary loss on early retirements of debt. In March 1998, the Company redeemed all $100.0 million principal amount of its 9 1/4% senior subordinated notes. The notes were scheduled to mature in March 2003 and were redeemed at 104.11% of the principal amount. The call premium and write-off of the unamortized debt issuance costs resulted in an extraordinary loss of $3.5 million ($0.02 per share basic and diluted), net of income tax benefit of $1.9 million.

  In March 1997, the Bank Facility was amended to, among other things, increase the total availability from $1.0 billion to $1.75 billion and extend the maturity date from May 1999 to March 2002. In connection with the amendment, the Company wrote off the unamortized up-front costs and fees associated with the original $1.0 billion facility, resulting in an extraordinary charge of $2.2 million ($0.01 per share basic and diluted), net of income tax benefit of $1.2 million.

NOTE 14 -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                              First     Second    Third     Fourth      Year
                             --------  --------  --------  --------  ----------
1999
Gross revenues.............  $639,205  $634,031  $669,984  $706,632  $2,649,852
Promotional allowances.....   (58,492)  (58,862)  (63,502)  (66,323)   (247,179)
Net revenues...............   580,713   575,169   606,482   640,309   2,402,673
Operating profit...........   108,984    66,087    80,375   112,233     367,679
Preopening and related
 promotional expense.......    31,455     4,120     3,415     3,140      42,130
Income from operations.....    75,129    57,837    69,014   103,047     305,027
Income before cumulative
 effect of change in
 accounting principle......    32,070    18,462    27,029    63,407     140,968
Cumulative effect of change
 in method of accounting
 for preopening costs......   (30,577)      --        --        --      (30,577)
Net income.................     1,493    18,462    27,029    63,407     110,391
Income per share before
 cumulative effect of
 change in accounting
 principle
  Basic....................  $   0.18  $   0.10  $   0.14  $   0.33  $     0.74
  Diluted..................      0.17      0.09      0.13      0.32        0.70
Net income per share
  Basic....................  $   0.01  $   0.10  $   0.14  $   0.33  $     0.58
  Diluted..................      0.01      0.09      0.13      0.32        0.55

1998
Gross revenues.............  $370,493  $346,810  $366,625  $565,789  $1,649,717
Promotional allowances.....   (35,328)  (31,222)  (34,031)  (52,586)   (153,167)
Net revenues...............   335,165   315,588   332,594   513,203   1,496,550
Operating profit...........    66,954    54,824    59,394    81,020     262,192
Preopening and related
 promotional expense.......       --        --        --     88,313      88,313
Income (loss) from
 operations................    65,908    52,564    48,225   (14,592)    152,105
Income (loss) before
 extraordinary item........    41,600    33,619    30,104   (20,098)     85,225
Extraordinary loss on early
 retirement of debt........    (3,521)      --        --        --       (3,521)
Net income (loss)..........    38,079    33,619    30,104   (20,098)     81,704
Income (loss) per share
 before extraordinary item
  Basic....................  $   0.23  $   0.19  $   0.17  $  (0.11) $     0.47
  Diluted..................      0.22      0.18      0.16     (0.11)       0.45
Net income (loss) per share
  Basic....................  $   0.21  $   0.19  $   0.17  $  (0.11) $     0.45
  Diluted..................      0.20      0.18      0.16     (0.11)       0.43

                             CORPORATE INFORMATION

Corporate Headquarters

3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Internet: www.mirageresorts.com

Room Reservations

Bellagio....................(888) 987-6667
The Mirage..................(800) 374-9000
Treasure Island.............(800) 288-7206
Beau Rivage.................(888) 567-6667
Golden Nugget
 -Las Vegas.................(800) 634-3454
 -Laughlin..................(800) 950-7700
Monte Carlo.................(800) 311-8999

Annual Report on Form 10-K

  Our Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained upon written request and without charge. Requests should be directed to Robert H. Baldwin, Chief Financial Officer and Treasurer, Mirage Resorts, Incorporated, P.O. Box 7700, Las Vegas, Nevada 89177-7700, telephone (702) 693-7111. The Form 10-K is also available via the Internet at www.sec.gov.

Forward-Looking Statements

  This Annual Report contains some forward-looking statements which are subject to change. Actual results may differ materially from those described in any forward-looking statement. Additional information concerning potential factors that could affect our future results is included under the caption "Factors that May Affect Our Future Results" in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 1999. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Annual Meeting

  Our Annual Meeting of Stockholders will be held at 1:00 P.M., Pacific Standard Time, on March 23, 2000, at Bellagio, 3600 Las Vegas Boulevard South, Las Vegas, Nevada. February 16, 2000 is the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

Common Stock

  Our common stock is traded on the New York Stock Exchange and the Pacific Exchange under the symbol "MIR." The following table sets forth, for the calendar quarters indicated, the high and low sale prices of the common stock on the New York Stock Exchange Composite Tape.

                       1999             1998
                 ---------------- -----------------
    Quarter        High     Low     High     Low
    -------      -------- ------- -------- --------
First........... 22 5/8   13 3/16 26 3/4   20 13/16
Second.......... 26 3/8   16 5/16 25 1/8   20
Third........... 17 3/8   11 3/4  22 1/4   13 3/4
Fourth.......... 15 15/16 11 1/2  18 15/16 13 3/16

  We paid no dividends in 1999 or 1998. There were approximately 12,700 record holders of our common stock as of January 20, 2000.

Common Stock Transfer Agent and Registrar

American Stock Transfer & Trust Company
40 Wall Street
New York, New York 10005
(212) 936-5100
(718) 921-8200

                        ANNUAL MEETING OF STOCKHOLDERS

                                      OF

                         MIRAGE RESORTS, INCORPORATED

                                March 23, 2000

                       ---------------------------------
                           PROXY VOTING INSTRUCTIONS
                       ---------------------------------

TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
-------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
-------------------
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.


                                    ------------------------------
YOUR CONTROL NUMBER IS --------->
                                    ------------------------------



                Please Detach and Mail in the Envelope Provided

A [X] Please mark your
      votes as in this
      example using
      dark ink only.

                 FOR   WITHHELD                                                                              FOR   AGAINST  ABSTAIN
1. Election of   [ ]     [ ]         Nominees: Melvin B. Wolzinger    2. Proposal to ratify the appointment  [ ]     [ ]      [ ]
   Directors                                   George J. Mason           of Arthur Andersen LLP as
For, except vote withheld from                 Daniel B. Wayson          independent accountants for 2000.
the following nominee(s):
                                                                      3. In their discretion, the Proxies are authorized to vote
-------------------------------                                          upon such other business as may properly come before the
                                                                         meeting or any adjournment thereof.





SIGNATURE(S)                                          DATE
            ---------------------------------------       ---------------------
Note: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership or other entity, please sign in full entity name by authorized person.



                         MIRAGE RESORTS, INCORPORATED

              Proxy Solicited on Behalf of the Board of Directors

P
     The undersigned appoints Ronald M. Popeil and Kenneth R. Wynn, and each of
R them, as Proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the
O reverse, all the shares of Common Stock of Mirage Resorts, Incorporated held of record by the undersigned on February 16, 2000, at the Annual
X Meeting of Stockholders to be held on March 23, 2000 or any adjournment thereof.
Y
                         (Change of Address/Comments)

                -----------------------------------------------
                -----------------------------------------------
                -----------------------------------------------
                -----------------------------------------------


     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations.